SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ PreliminaryProxy Statement	☐ Confidential, For Use of the Commission Only(as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

APOGEE ENTERPRISES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒    No fee required.

☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐    Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1.	Amount previously paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

May 9, 2008

Dear Shareholder:

You are cordially invited to attend the 2008 Annual Meeting of Shareholders of Apogee Enterprises, Inc. to be held at Apogee’s headquarters, 7900 Xerxes Avenue South, 19th Floor, Minneapolis, Minnesota, commencing at 9:00 a.m. Central Daylight Time on Wednesday, June 25, 2008.

The Corporate Secretary’s formal notice of the meeting and the proxy statement appear on the following pages and describe the matters to come before the meeting. During the meeting, time will be provided for a review of the activities of the past year and items of general interest about Apogee.

As a convenience to shareholders unable to attend the annual meeting in person, we also will be webcasting the meeting. To view the meeting via webcast, go to our web site at www.apog.com and click on Investors, followed by the webcast link at the top of that page. Please plan to be on the web site at least 15 minutes prior to the meeting so that you have sufficient time to register and to download and install any necessary software.

We hope that you will be able to attend the meeting in person, and we look forward to seeing you. Even if you plan to attend the meeting in person, we urge you to vote your shares either by Internet or mail as promptly as possible so your shares will be represented at the annual meeting. Instructions on voting your shares are on the Notice of Internet Availability of Proxy Materials you received for the Annual Meeting. If you received paper copies of our proxy materials, instructions on the two ways to vote your shares are found on the enclosed proxy form. Internet voting facilities for shareholders of record will be available 24 hours a day, and will close at 11:59 p.m. Eastern Daylight Time (10:59 p.m. Central Daylight Time) on June 24, 2008. If you do attend the meeting in person, you may at that time revoke any proxy previously given and vote in person, if desired.

Sincerely,

Russell Huffer
Chairman and Chief Executive Officer

APOGEE ENTERPRISES, INC.

7900 Xerxes Avenue South

Suite 1800

Minneapolis, MN 55431-1159

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

to be held on June 25, 2008

NOTICE IS HEREBY GIVEN that the 2008 Annual Meeting of Shareholders of Apogee Enterprises, Inc. will be held at Apogee’s headquarters, 7900 Xerxes Avenue South, 19th Floor, Minneapolis, Minnesota, commencing at 9:00 a.m. Central Daylight Time on Wednesday, June 25, 2008 for the following purposes:

1.	To elect three Class I directors for three-year terms ending in the year 2011;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 28, 2009; and

3.	To transact such other business as may properly be brought before the meeting.

The Board of Directors has fixed May 2, 2008, as the record date for the meeting. Only shareholders of record at the close of business on that date are entitled to receive notice of and to vote at the meeting.

As a convenience to shareholders unable to attend the annual meeting in person, we also will be webcasting the meeting. To view the meeting via webcast, go to our web site at www.apog.com and click on Investors, followed by the webcast link at the top of that page. Please plan to be on the web site at least 15 minutes prior to the meeting so that you have sufficient time to register and to download and install any necessary software.

Pursuant to new rules adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet. Accordingly, we have sent our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our 2008 proxy statement and our fiscal 2008 Annual Report to Shareholders online. Shareholders who have received the Notice will not be sent a printed copy of our proxy materials in the mail unless they request to receive one.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on June 25, 2008: Our 2008 Proxy Statement and our Fiscal 2008 Annual Report to Shareholders are available at www.proxyvote.com.

By Order of the Board of Directors,

Patricia A. Beithon
General Counsel and Corporate Secretary

Minneapolis, Minnesota

May 9, 2008

PROXY STATEMENT

i

ii

PROXY STATEMENT

2008 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 25, 2008

The Board of Directors of Apogee Enterprises, Inc. (“Apogee” or the “Company”) is soliciting proxies for use at our annual meeting of shareholders to be held on June 25, 2008, and at any adjournment of the meeting. We are first making the proxy statement and form proxy card and voting instructions available to our shareholders on or about May 9, 2008.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the meeting?

At our annual meeting, shareholders will act upon the matters outlined in the Notice of Annual Meeting of Shareholders. These include the election of directors and ratification of the appointment of our independent registered public accounting firm. Also, management will report on our performance during fiscal 2008 and the first quarter of fiscal 2009 and respond to questions from shareholders.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), we may now furnish proxy materials, including this proxy statement and our fiscal 2008 Annual Report to Shareholders, to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. Most shareholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice of Internet Availability of Proxy Materials, which was mailed to most of our shareholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. Such notice also instructs you as to how you may submit your proxy on the Internet. By accessing and reviewing the proxy materials on the Internet, you will save us the cost of printing and mailing these materials to you and reduce the impact of such printing and mailing on the environment. If you would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting such materials provided in the Notice of Internet Availability of Proxy Materials.

How do I get electronic access to the proxy materials?

The Notice of Internet Availability of Proxy Materials will provide you with instruction regarding how to view our proxy materials for the Annual Meeting on the Internet.

Who is entitled to vote at the meeting?

The Board of Directors has set May 2, 2008, as the record date for the annual meeting. If you were a shareholder of record at the close of business on May 2, 2008, you are entitled to notice of and to vote at the annual meeting.

As of the record date, 28,918,499 shares of common stock, par value $0.33-1/3, were issued and outstanding and, therefore, eligible to vote at the annual meeting.

What are my voting rights?

Holders of our common stock are entitled to one vote per share. Therefore, 28,918,499 votes are entitled to be cast at the meeting. There is no cumulative voting.

How many shares must be present to hold the meeting?

In accordance with our Amended and Restated Bylaws, shares equal to at least a majority of the voting power of the outstanding shares of our common stock as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Your shares are counted as present at the meeting if:

•	you are present and vote in person at the meeting; or

•	you have properly submitted a proxy, via the Internet or by mail.

How do I vote my shares?

Your vote is important. Because many shareholders cannot attend the meeting in person, it is necessary that a large number be represented by proxy. If you are a shareholder of record, you can give a proxy to be voted at the meeting in any of the following ways:

•

electronically, via the Internet by following the “Vote by Internet” instructions on the Notice of Internet Availability of Proxy Materials or, if you received paper copies of our proxy materials, the enclosed proxy card; or

•	by completing, signing and mailing the proxy card (if you received paper copies of our proxy materials).

The Internet voting procedure has been set up for your convenience. The procedure has been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. If you are a shareholder of record and you would like to submit your proxy via the Internet, please refer to the specific instructions provided on the Notice of Internet Availability of Proxy Materials or, if you received paper copies of our proxy materials, the enclosed proxy card. If you received paper copies of our proxy materials and wish to submit your proxy by mail, please return your signed proxy card in the enclosed postage-paid envelope to us before the annual meeting. If you are an employee and received the proxy statement and annual report to shareholders electronically via the Internet at your company email address, you will only be able to give a proxy to be voted at the meeting electronically via the Internet as described below under “How do I vote if my shares are held in the 401(k) retirement plan, employee stock purchase plan or other plans of Apogee?”.

If you hold your shares in street name, you must vote your shares in the manner prescribed by your broker or other nominee. Your broker or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

If you properly submit your proxy via the Internet or return your executed proxy by mail and do not revoke your proxy, it will be voted in the manner you specify.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the shareholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the method described above under “How do I vote my shares?”.

How do I vote if my shares are held in the 401(k) retirement plan, employee stock purchase plan or other plans of Apogee?

If you hold any shares in our 401(k) retirement plan, employee stock purchase plan or other plans of Apogee, your Internet proxy vote or completed proxy card will serve as voting instructions to the plan trustee. However, your voting instructions must be received at least one day prior to the annual meeting in order to count. In accordance with the terms of our 401(k) retirement plan, the trustee will vote all of the shares held in the plan in the same proportion as the actual proxy votes submitted by plan participants at least one day prior to the annual meeting. If you are a participant in our employee stock purchase plan, the plan custodian cannot vote your shares unless it receives timely instructions from you.

If you hold shares in our 401(k) retirement plan, employee stock purchase plan or other plans of Apogee and have a company email address, you will receive the proxy statement and annual report to shareholders electronically at your company email address instead of receiving paper copies of these documents or the Notice of Internet Availability of Proxy Materials in the mail. The email will provide instructions and a control number to use to provide voting instructions to the plan trustee via the Internet. If you receive our proxy statement and annual report electronically, you may only provide voting instructions to the plan trustee via the Internet and you will not receive a proxy card that can be returned by mail. If you are an employee who received our proxy statement and annual report electronically and you wish to receive a paper copy of these materials you should contact:

Internet:	www.apog.com
E-mail:	IR@apog.com
Telephone:	(877) 752-3432
Fax:	(952) 487-7565
Mail:	Investor Relations
Apogee Enterprises, Inc.
7900 Xerxes Avenue South, Suite 1800
Minneapolis, Minnesota 55431-1159

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials or proxy card?

If you receive more than one Notice of Internet Availability of Proxy Materials or proxy card, it means that you hold shares registered in more than one account in different names or variations of your name. To ensure that all of your shares are voted, if you submit your proxy vote via Internet, vote once for each Notice of Internet Availability of Proxy Materials or proxy card you receive or sign and return each proxy card.

You may prefer to hold your shares in more than one account, and you are welcome to do so. However, some multiple accounts are unintentional and will occur if one stock purchase is made with a middle initial and a subsequent purchase is made without a middle initial. Please contact our Investor Relations Department at IR@apog.com, (877) 752-3432 (phone) or (952) 487-7565 (fax) for information on how to merge accounts.

Can I vote my shares in person at the meeting?

If you are a shareholder of record, you may vote your shares in person at the meeting by completing a ballot at the meeting. Even if you currently plan to attend the meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

If you hold your shares in street name, you may vote your shares in person at the meeting only if you obtain a signed letter or other proxy from your broker or other nominee giving you the right to vote the shares at the meeting.

If you are a participant in our 401(k) retirement plan, employee stock purchase plan or other plans of Apogee, you may submit a proxy vote as described above, but you may not vote your plan shares in person at the meeting.

What vote is required for the election of directors or for a proposal to be approved?

In accordance with Minnesota law, the nominees for election as Class I directors will be elected by a plurality of the votes cast at the annual meeting. This means that since shareholders will be electing three Class I directors, the three nominees for Class I director receiving the highest number of votes will be elected. As provided in our Corporate Governance Guidelines, if a majority of our shares that are voted at the meeting are designated to be “withheld” from a director nominee’s election, then such nominee shall offer his or her resignation to the Nominating and Corporate Governance Committee for consideration. The Nominating and Corporate Governance Committee will evaluate the best interests of Apogee and its shareholders, and recommend to the Board the action to be taken with respect to that director’s offered resignation.

The affirmative vote of a majority of the shares of our common stock present in person or by proxy and entitled to vote at the annual meeting is required for the approval of the other proposal (provided that the total number of shares voted in favor of the proposal constitutes more than 25% of our outstanding shares).

How are votes counted?

You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for the Board of Directors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the other proposal.

If you submit your proxy but abstain from voting or withhold authority to vote on one or more matters, your shares will be counted as present at the meeting for the purpose of determining a quorum. Your shares also will be counted as present at the meeting for the purpose of calculating the vote on the particular matter with respect to which you abstained from voting or withheld authority to vote.

If you abstain from voting on a proposal, your abstention has the same effect as a vote against that proposal. We will not count abstentions as either for or against a director nominee, so abstentions have no effect on the election of a director; however, if a majority of our shares that are voted at the meeting are designated to be “withheld” from a director nominee’s election, then such director nominee shall offer his or her resignation to the Nominating and Corporate Governance Committee for consideration, as described on page 4 under “What vote is required for the election of directors or for a proposal to be approved?”.

If you hold your shares in street name and do not provide voting instructions to your broker, your shares will be considered to be “broker non-votes” and will not be voted on any proposal on which your broker does not have discretionary authority to vote. Shares that constitute broker non-votes will be counted as present at the meeting for the purpose of determining a quorum but will not be represented at the meeting for purposes of calculating the vote with respect to such matter or matters. This effectively reduces the number of shares needed to approve such matter or matters. Brokers have discretionary authority to vote for directors in this uncontested election and to ratify the appointment of a company’s independent registered accounting firm.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends a vote:

•	FOR all of the director nominees; and

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 28, 2009.

What if I do not specify how I want my shares voted?

If you submit your proxy via the Internet or a signed proxy card and do not specify how you want to vote your shares, we will vote your shares:

•	FOR all of the director nominees;

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 28, 2009; and

•	in the discretion of the persons named in the proxy on any other matters that properly come before the meeting and as to which we did not have knowledge prior to February 28, 2008.

Can I change my vote after submitting my proxy or voting instructions?

Yes. If you are a shareholder of record, you may revoke your proxy and change your vote at any time before your proxy is voted at the annual meeting, in any of the following ways:

•	by sending a written notice of revocation to our Corporate Secretary;

•	by submitting a later-dated proxy to our Corporate Secretary;

•	by submitting a later-dated proxy via the Internet; or

•	by voting in person at the meeting.

If you hold your shares in street name, you should contact your broker or other nominee for information on how to revoke your voting instructions and provide new voting instructions.

If you hold shares in our 401(k) retirement plan, employee stock purchase plan or other plans of Apogee, you may revoke your proxy and change your voting instructions at any time, but not less than one day before the annual meeting, in any of the following ways:

•	by sending a written notice of revocation to the plan trustee or plan custodian;

•	by submitting a later-dated voting instruction or proxy to the plan trustee or plan custodian; or

•	by submitting a later-dated voting instruction or proxy via the Internet.

Will my vote be kept confidential?

Yes. We have procedures to ensure that, regardless of whether shareholders vote by Internet, mail or in person, (1) all proxies, ballots and voting tabulations that identify shareholders are kept permanently confidential, except as disclosure may be required by federal or state law or expressly permitted by a shareholder; and (2) voting tabulations are performed by an independent third party.

How can I attend the meeting?

You may be asked to present valid picture identification, such as a driver’s license or passport, before being admitted to the meeting. If you hold your shares in street name, you may also be asked to present proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from your broker or other nominee are examples of proof of ownership.

Who pays for the cost of proxy preparation and solicitation?

We pay for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokers and other nominees for forwarding proxy materials to the beneficial owners of our shares.

We are soliciting proxies primarily by mail and email. In addition, some of our officers and regular employees may solicit the return of proxies by telephone, facsimile, personal interview, email or telegram. These individuals will receive no additional compensation for these services.

How can I communicate with the Board of Directors?

Subject to reasonable constraints of time, topics and rules of order, you may direct comments to or ask questions of the Chairman and Chief Executive Officer during our Annual Meeting of Shareholders. In addition, you may communicate directly with any director by writing to:

Apogee Directors

Apogee Enterprises, Inc.

7900 Xerxes Avenue South, Suite 1800

Minneapolis, Minnesota 55431-1159

Attention: Corporate Secretary

Directors@apog.com

The Corporate Secretary will promptly forward to the Board of Directors or the individually named directors all relevant written communications received at the above address. The Board has requested certain communications that are unrelated to the duties and responsibilities of the Board be excluded, such as spam, junk mail, mass mailings, product inquiries, new product suggestions, resumes and other forms of employment inquiries, surveys and business solicitations or advertisements. All other written communications will be reviewed by the Corporate Secretary in conjunction with the Chair of the Nominating and Corporate Governance Committee for relevance to Board activities, and after such review, the Corporate Secretary will promptly forward all relevant written communications to the Board or the individually named directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information concerning beneficial ownership of our common stock outstanding as of May 2, 2008 by persons known to us to own more than 5% of our common stock. Unless otherwise indicated, the named holders have sole voting and investment power with respect to the shares beneficially owned by them.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (#)	% of Common Stock Outstanding
Franklin Resources, Inc. (1) One Franklin Parkway San Mateo, CA 94403	2,365,400	8.2

Barclays Global Investors, NA. and related companies(2) 45 Fremont Street San Francisco, CA 94105	1,633,036	5.6

(1)

We have relied upon the information supplied by Franklin Resources, Inc. (“Franklin”) in a Schedule 13G furnished to us reporting information as of December 31, 2007. Direct or indirect subsidiaries of Franklin serve as investment managers of one or more open-end or closed-end investment companies or other managed accounts that hold the shares of our common stock in the ordinary course of business. In their capacity as investment managers, the subsidiaries of Franklin exercise sole investment discretion over 2,365,400 shares, in the aggregate, held as of December 31, 2007. Of the shares reported, the subsidiaries of Franklin possessed sole voting power over 2,307,300 shares. Charles B. Johnson and Rupert H. Johnson, Jr., each of whom owns in excess of 10% of the outstanding common stock of Franklin, may be deemed to be the beneficial owners of securities held by entities advised by Franklin subsidiaries. Franklin, Franklin subsidiaries, Charles B. Johnson and Rupert H. Johnson, Jr., each disclaim beneficial ownership of the shares of our common stock.

(2)

We have relied upon the information supplied jointly by Barclays Global Investors, NA., Barclays Global Fund Advisors, and Barclays Global Investors, Ltd. in a Schedule 13G furnished to us reporting information as of December 31, 2007. The Schedule 13G indicates that as of December 31, 2007: (a) Barclays Global Investors, NA. was the beneficial owner with sole investment discretion over 762,084 shares and possessed sole voting power over 728,476 shares; (b) Barclays Global Fund Advisors was the beneficial owner with sole investment discretion over 841,256 shares and sole voting power over 599,967 shares; and (c) Barclays Global Investors, Ltd. was the beneficial owner with sole investment discretion over 29,696 shares.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth the number of shares of our common stock beneficially owned as of May 2, 2008, the record date for our 2008 Annual Meeting of Shareholders, by each of our directors, each of our executive officers named in the “Summary Compensation Table” and by all of our directors and executive officers as a group.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Shares of Common Stock Held (#)(1)(2)		Shares Underlying Options Exercisable Within 60 Days (#)(3)	Total Beneficial Ownership (#)	% of Common Stock Outstanding	Phantom Stock Units (#)(4)	Total Stock- Based Ownership (#)(5)
Non-Employee Directors
Bernard P. Aldrich	1,000		36,867	37,867	*	24,855	62,722
Jerome L. Davis	—		28,632	28,632	*	10,390	39,022
Sara L. Hays	—		21,025	21,025	*	7,729	28,754
John T. Manning	1,000	(6)	25,383	26,383	*	1,973	28,356
James L. Martineau	109,709		57,441	167,150	*	—	167,150
Robert J. Marzec	880		25,383	26,263	*	5,026	31,289
Stephen C. Mitchell	10,357		6,072	16,429	*	—	16,429
Richard V. Reynolds	—		15,383	15,383	*	4,193	19,576
David E. Weiss	5,934		25,383	31,317	*	—	31,317
Named Executive Officers
Patricia A. Beithon	136,855		64,928	201,783	*	—	201,783
Russell Huffer	436,770	(7)	106,042	542,812	1.9	—	542,812
Gary R. Johnson	39,160		21,750	60,910	*	—	60,910
James S. Porter	87,492	(8)	41,876	129,368	*		129,368
Gregory A. Silvestri	15,685		—	15,685	*	—	15,685
All directors and executive officers as a group (14 persons)	844,842		476,165	1,321,007	4.5	54,166	1,375,173

*	Indicates less than 1%.
(1)

Unless otherwise indicated, the individuals listed in the table have sole voting and investment power with respect to the shares owned by them, and such shares are not subject to any pledge. For our non-employee directors, the number of shares indicated includes shares issued to the named individual pursuant to our employee stock purchase plan, and for our executive officers, the number of shares indicated includes shares issued to the named individual pursuant to our Amended and Restated 1987 Partnership Plan (the “Legacy Partnership Plan”), our employee stock purchase plan, our Amended and Restated 2002 Omnibus Stock Incentive Plan and our 401(k) retirement plan.

(2)

Includes the following shares issued pursuant to our Legacy Partnership Plan, over which the holders have no investment power: Ms. Beithon, 27,656 shares; Mr. Huffer,103,691 shares; Mr. Johnson, 7,397 shares; Mr. Porter, 22,365 shares; Mr. Silvestri, 0 shares; and all directors and executive officers as a group, 161,109 shares. Also includes the following Performance Shares and shares of restricted stock issued pursuant to our Amended and Restated 2002 Omnibus Stock Incentive Plan: Ms. Beithon, 30,325 Performance Shares; Mr. Huffer, 99,862 Performance Shares; Mr. Johnson, 10,644 Performance Shares; Mr. Porter, 35,982 Performance Shares; Mr. Silvestri, 12,165 Performance Shares and 3,520 shares of restricted stock; and all directors and executive officers as a group, 188,978 Performance Shares and 3,520 shares of restricted stock. All shares held pursuant to our Legacy Partnership Plan and Performance Shares and shares of restricted stock held pursuant to our Amended and Restated 2002 Omnibus Stock Incentive Plan are subject to future vesting conditions and the holders of such shares have no investment power over such shares.

(3)	Includes shares underlying stock options exercisable currently or within 60 days of May 2, 2008.

(4)

Phantom stock units, each representing the value of one share of our common stock, are attributable to accounts in our Deferred Compensation Plan for Non-Employee Directors, which is described under the heading “Deferred Compensation Plan for Non-Employee Directors” on page 23. The participants in this plan do not have voting or investment power with respect to these units.

(5)	The amounts in this column are derived by adding the amounts in the “Total Beneficial Ownership (#)” and the “Phantom Stock Units (#)” columns of the table.
(6)	Includes 1,000 shares held by Mr. Manning’s wife.
(7)	Includes 32,560 shares held by Mr. Huffer’s wife, as to which he disclaims beneficial ownership.
(8)	Includes 350 shares held by Mr. Porter’s children.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our directors and executive officers and persons who own more than 10% of our securities to file initial reports of ownership of those securities on Form 3 and reports of changes in ownership on Form 4 or Form 5 with the SEC. Specific due dates for these reports have been established by the SEC, and we are required to disclose in this proxy statement any failure to timely file the required reports by these dates. Based solely on our review of the copies of these reports received by us and written representations from our directors and executive officers, we believe that our directors and executive officers complied with all Section 16(a) filing requirements for the fiscal year ended March 1, 2008, except that Mr. Silvestri’s initial report on Form 3 and one report on Form 4 reporting one transaction were filed late.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Restated Articles of Incorporation provide that the Board of Directors will be divided into three classes of directors of as nearly equal size as possible. Our articles further provide that the total number of directors will be determined exclusively by our Board of Directors. The term of each class of director is three years, and the term of one class expires each year in rotation. Currently, we have ten directors, with three directors serving in each of Classes I and III and four directors serving in Class II. At this year’s annual meeting, the terms of our Class I directors will expire. Robert J. Marzec, Stephen C. Mitchell and David E. Weiss are the current Class I directors who have been nominated for re-election to the Board. The Class I directors elected at the annual meeting will serve until the 2011 Annual Meeting of Shareholders or until their successors are elected and qualified. Each of the nominees has agreed to serve as director if elected.

We have no reason to expect that any of the nominees will fail to be a candidate at the annual meeting and, therefore, do not have in mind any substitute or substitutes for any of the nominees. If any of the nominees should be unable to serve as a director, proxies will be voted for a substitute nominee or nominees in accordance with the best judgment of the person or persons acting under the proxies.

The Board of Directors recommends that you vote FOR the three Class I nominees for director. Unless authority for one or more of the nominees is withheld, proxies will be voted FOR the election of each of Messrs. Marzec, Mitchell and Weiss as Class I directors for a three-year term expiring at the 2011 Annual Meeting of Shareholders.

The nominees for election as directors and the directors whose terms of office will continue after the annual meeting have provided the following information about themselves.

Class I Directors – Nominees for Terms Expiring in 2011

Robert J. Marzec, age 63

Retired Audit Partner of PricewaterhouseCoopers, an international public accounting firm, having worked for PricewaterhouseCoopers in Assurance and Business Advisory Services (financial and regulatory reporting) from 1966 to 2002 and serving as Managing Partner of the Minneapolis office of PricewaterhouseCoopers from 1991 to 1998. Mr. Marzec is also a director of Health Fitness Corporation and Medtox Scientific, Inc. Director since 2005.

Stephen C. Mitchell, age 64

President and Chief Operating Officer of The Knight Group, LLC, a privately held professional services company, since 2001. Vice Chairman of Knight Facilities Management, Inc., a privately held contract facilities management firm, since 1995. President and Chief Operating Officer of Lester B. Knight & Associates, also a privately held professional services company, from 1975 to 2001. Mr. Mitchell is also a director of Landauer, Inc. Director since 1996.

David E. Weiss, age 64

Retired Chairman, President and Chief Executive Officer of Storage Technology Corporation, a developer, manufacturer and distributor of data storage solutions for the management, retrieval and protection of business information, a position he held from 1996 to 2000. Various other executive positions with Storage Technology from 1991 to 1996 including Chief Operating Officer, Executive Vice President, Senior Vice President for Marketing and Strategic Planning, and Vice President – Global Marketing. Various engineering management positions with IBM Corporation from 1967 to 1991. Mr. Weiss is also a director of Incentra Solutions, Inc. Director since 2005.

Class II Directors –Terms Expiring in 2009

Bernard P. Aldrich, age 58

President, Chief Executive Officer and a director of Rimage Corporation, a leading designer and manufacturer of on-demand publishing and duplicating systems for CD-recordable and DVD-recordable media, since 1997. President of several manufacturing companies controlled by Activar, Inc., an industrial plastics and construction supply company, from 1995 to 1996. President of Colwell Industries, a company that designs, manufactures and distributes color merchandising tools, from 1992 to 1994. Chief Financial Officer of Advance Machine Co., a manufacturer and supplier of equipment for the commercial floor care industry, from 1973 to 1991. Director since 1999.

Sara L. Hays, age 43

Managing Director, General Counsel and member of the Executive Committee and Investment Committee of Wrightwood Capital LLC, a real estate finance company, since 2005. Senior Vice President and General Counsel of Hyatt Hotels Corporation, a worldwide hotel and timeshare company, from 2001 to 2005. Vice President and General Counsel of Hyatt Hotels Corporation from 2000 to 2001. General Counsel of Hyatt Development Corporation from 1997 to 2000. Development Counsel for Hyatt Development Corporation from 1994 to 1997. Attorney with the law firm of Coffield Ungaretti & Harris from 1989 to 1994. Director since 2005.

Russell Huffer, age 58

Chairman of Apogee since 1999 and Chief Executive Officer and President of Apogee since 1998. President of our Glass Technologies segment from 1996 to 1998. Vice President and General Manager of our Viracon, Inc. subsidiary from 1986 to 1996. Mr. Huffer is also a director of Hutchinson Technology Incorporated. Director since 1998.

John T. Manning, age 59

Retired Vice Chairman and Audit Partner of BDO Seidman, LLP, the U.S. member firm of the BDO International network, an international public accounting firm, having worked for BDO Seidman in various management and audit positions from 1973 to 2000, including Vice Chairman from 1995 to 1999, Managing Partner of the Richmond, Virginia office from 1990 to 1991, and Audit Partner from 1978 to 1991. Various management positions with BDO International from 1992 to 1995. Director since 2005.

Class III Directors –Terms Expiring in 2010

Jerome L. Davis, age 53

Executive Vice President and Managing Director of the Executive Leadership and High Performance Culture Practice of TBM Consulting Group, Inc., an international business improvement consulting firm, since 2007. Chief Executive Officer and President of Jerome L. Davis & Associates, LLC, an executive coaching consulting firm, from 2006 to 2007. Global Vice President, Service Excellence of Electronic Data Systems Corporation, a business and technology services company, a position he held from 2003 to 2005. Chief Client Executive Officer of Electronic Data Systems from 2002 to 2003. President, Americas – Business Process Management of Electronic Data Systems from 2001 to 2002. President and Executive Officer of the Commercial Solutions Division of Maytag Corporation, a home and commercial appliance company, from 1999 to 2001. Senior Vice President, Sales and Officer – Appliances of Maytag Corporation from 1998 to 1999. Various senior management positions with Frito-Lay, Inc., a consumer packaged foods company, from 1992 to 1998. Various sales management and sales positions with The Proctor and Gamble Company, a consumer products company, from 1977 to 1992. Mr. Davis is also a director at Gamestop Corp. Director since 2004.

James L. Martineau, age 67

Retired Executive Vice President of Apogee, a position he held from 1996 to 1998. Various senior management positions with Apogee from 1971 through 1996. Mr. Martineau is also a director of Pinnacle Entertainment, Inc. Director since 1973.

Richard V. Reynolds, age 59

Principal of VanFleet Group, LLC, an aeronautical consulting firm, since 2006. Senior Manager of BearingPoint, Inc., an international management and technology consulting firm from 2006 to 2008. Lieutenant General, U.S. Air Force, retired, former Vice Commander, Air Force Material Command, a position he held from 2003 to 2005. Commander, Aeronautical Systems Center of U.S. Air Force Material Command from 2001 to 2003. Commander, Air Force Flight Test Center of U.S. Air Force Material Command from 1998 to 2001. Program Executive Officer, Airlift and Trainers of U.S. Air Force Program Executive Office from 1996 to 1998. Various other leadership positions in the U.S. Air Force from 1971 to 1996. Director since 2006.

CORPORATE GOVERNANCE

Our Board of Directors and management are dedicated to maintaining exemplary corporate governance, the highest standard of ethical conduct, and full compliance with the laws, rules and regulations that govern our businesses.

Corporate Governance Web Site

Information relative to our corporate governance is available on our web site at www.apog.com by clicking on “Governance.” This information includes:

•	Board of Directors – Background, Experience and Independence

•	Lead Director

•	Board Committees – Current Members and Committee Charters

•	How to Communicate with Directors

•	Management – Background and Experience

•	Our Code of Business Conduct and Ethics

•	Our Corporate Governance Guidelines

•	Our Bylaws

•	Our Amended Articles of Incorporation

We will provide copies of any of the foregoing information without charge upon written request to Corporate Secretary, Apogee Enterprises, Inc., 7900 Xerxes Avenue South, Suite 1800, Minneapolis, Minnesota 55431-1159.

Code of Business Conduct and Ethics and Hotline

In 1999, the Board adopted our Code of Business Conduct and Ethics. The Code is a statement of our high standards for ethical behavior and legal compliance, and it governs the manner in which we conduct business. All of our employees, including our executive officers, and all members of our Board of Directors are required to comply with the Code. A copy of our Code of Business Conduct and Ethics is available on our web site at www.apog.com by clicking on “Governance,” then “Code of Conduct,” then “Code of Conduct – English.”

All employees are required to promptly report all known or suspected violations of the Code of Business Conduct and Ethics and applicable laws, including, without limitation, concerns about accounting, internal controls or auditing matters. We provide a Code of Business Conduct and Ethics Hotline that is available 24 hours a day, seven days a week by web link and phone with live operators who can connect to translators in multiple languages. Individuals can make reports anonymously. The Hotline is managed by an outside vendor who is not affiliated with us. We prohibit retaliation action against any employee who in good faith reports a known or suspected violation of the Code of Business Conduct and Ethics or applicable laws and regulations, including concerns about accounting, internal controls or auditing matters.

Corporate Governance Guidelines

Our Corporate Governance Guidelines, adopted in 2004, embody many of our long-standing practices, policies and procedures, which are the foundation of our commitment to best practices in corporate governance. Our Corporate Governance Guidelines outline the role, composition, qualifications, operation and other policies applicable to our Board. The Corporate Governance Guidelines provide the framework within which directors and management can effectively pursue our objectives for the benefit of our shareholders. The Guidelines are reviewed at least annually, and revised as necessary to continue to reflect best corporate governance practices. The full text of our Guidelines, as last amended by the Board in January 2007, may be found on our web site at www.apog.com by clicking on “Governance,” then “Corporate Governance Guidelines.”

Board Independence

Under our Corporate Governance Guidelines, a substantial majority of the directors on our Board, and all members of our Audit, Compensation, and Nominating and Corporate Governance Committees must be independent. Each year in accordance with The NASDAQ Stock Market, Inc. (“NASDAQ”) rules, the Board affirmatively determines the independence of each director and nominee for election as a director in accordance with guidelines it has adopted, which include all elements of independence set forth in the NASDAQ listing standards.

With the assistance of legal counsel to the Company, our Nominating and Corporate Governance Committee reviewed the applicable legal standards for Board member and Board committee independence. In making its independence recommendation, our Nominating and Corporate Governance Committee reviewed a summary of the answers to annual questionnaires completed by each Board member regarding employment, business, familial, compensation and other relationships with Apogee and our management. On the basis of this review, our Nominating and Corporate Governance Committee reported on its review to our Board of Directors. After reviewing the information presented to it, the Board made its independence determination based upon our Nominating and Corporate Governance Committee’s review and recommendation and the related supporting information.

Based on this review, our Board of Directors has determined that each of our directors is independent, except for Russell Huffer, who serves as our Chairman and Chief Executive Officer, and James L. Martineau, who served as our Executive Vice President until 1998, as a consultant to us until fiscal 2002 and whose daughter-in-law is employed by one of our subsidiaries in a sales capacity as described under the heading “Certain Relationship and Transaction with Director” on page 55.

Lead Director

Our Board of Directors has elected an independent director to serve as lead director (“Lead Director”). Stephen C. Mitchell, who also serves as Chair of our Nominating and Corporate Governance Committee, has served as Lead Director since May 2006.

The role of the Lead Director includes presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors; serving as a liaison between the Chairman and the non-employee directors; approving agendas for meetings of the Board; approving meeting schedules to assure that there is sufficient time for discussion of all agenda items; establishing guidelines for management on the quality, quantity and timeliness of information sent to the Board; calling meetings of the non-employee directors; recommending to the Chairman the retention of outside advisors and consultants who report directly to the Board on board-wide issues; and, if requested by shareholders, ensuring that he or she is available for consultation and direct communication.

Executive Sessions of the Board

During each regular Board meeting, our non-employee directors meet in executive session without the Chairman and Chief Executive Officer or any other member of management being present. In addition, at least twice annually, our non-employee directors who meet the independence requirements of the NASDAQ listing standards meet in executive session without any director who does not meet such independence requirements or any member of management being present. The Lead Director presides at such sessions. During fiscal 2008, our non-employee directors met in executive session seven times and our non-employee directors who meet the independence requirements of the NASDAQ listing standards also met in executive session four times.

Outside Advisors

Our Board of Directors and each of its committees may retain outside advisors and consultants of their choosing at our expense. The Board of Directors does not need to obtain management’s consent to retain outside advisors.

Board Effectiveness

Our Board of Directors performs an annual self-assessment, led by our Lead Director, to evaluate its effectiveness in fulfilling its obligations.

Stock Ownership Guidelines for Non-Employee Directors

Our Board of Directors believes that non-employee directors should have a significant equity interest in Apogee and established voluntary stock ownership guidelines for directors in 2002. The guidelines encourage share ownership by our directors in an amount having a market value of three times the annual Board retainer (currently $84,000) to be achieved within five years of first being elected as a director. In calculating share ownership of our non-employee directors, we include phantom stock units under the Deferred Compensation Plan for Non-Employee Directors and shares held pursuant to our employee stock purchase plan, but do not include unexercised stock options. Each director has met, and any director who has served fewer than five years is on track to meet, these stock ownership guidelines.

Policy Regarding Service on Other Boards

Our Board of Directors has established a policy that restricts our directors from serving on the boards of directors of more than four other publicly held corporations unless approved by a majority of the directors of our Board.

Policy Regarding Attendance at Annual Meetings

Our Board members are expected to attend our annual meeting of shareholders. Last year all of our directors attended our annual meeting of shareholders, with the exception of Michael E. Shannon, who retired from our Board at our 2007 Annual Meeting of Shareholders.

Retirement Policy

Our Board of Directors has established a policy that, unless otherwise approved by a majority of the directors, no individual may be nominated to serve as a director if the term of service would expire more than one year after such individual’s 70th birthday.

Procedures for Shareholder Recommendations or Nominations of Director Candidates

A shareholder who wishes to recommend a director candidate to the Board for nomination by the Board at the annual meeting or for vacancies of the Board that arise between meetings must provide the Nominating and Corporate Governance Committee with sufficient written documentation to permit a determination by the Board as to whether such candidate meets the required and desired director selection criteria set forth in our Amended and Restated Bylaws, our Corporate Governance Guidelines and the factors discussed below under the heading “Criteria for Board Membership.” Such documentation and the name of the director candidate must be sent by U.S. mail to our Corporate Secretary at the address indicated on the Notice of Annual Meeting of Shareholders. Our Corporate Secretary will send properly submitted shareholder recommendations to the Chair of the Nominating and Corporate Governance Committee for consideration at a future committee meeting.

Criteria for Board Membership

It is the responsibility of the Nominating and Corporate Governance Committee to develop qualification criteria for Board members, evaluate potential candidates and to recommend to the full Board nominees for election as directors. The Nominating and Corporate Governance Committee determines the required selection criteria and qualifications of director nominees based upon our needs at the time nominees are considered. Director candidates should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our stakeholders. Candidates must also have an inquisitive and objective perspective, practical wisdom and mature judgment, and be willing and able to challenge management in a constructive manner. We endeavor to have our Board represent diverse skills and experience at policy-making levels in aspects of business relevant to our activities. The Board strives for a membership that is diverse in gender, ethnicity, age and geographic location. In addition, director candidates must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serving on the Board for an extended period of time.

The Nominating and Corporate Governance Committee considers recommendations of director candidates made by current directors, an independent search firm, if one is engaged, senior management and our shareholders, provided that the recommendations made by our shareholders are made in accordance with the procedures required under our Bylaws. Shareholder nominees whose nominations comply with these procedures and who meet the criteria outlined above will be evaluated by the Nominating and Corporate Governance Committee in the same manner as nominees proposed by other sources.

The Nominating and Corporate Governance Committee’s procedure for reviewing the qualifications of all nominees for Board membership include making a preliminary assessment of each proposed nominee, based upon the individual’s resume and biographical information, an indication of the individual’s willingness to serve and other background information, business experience and leadership skills, all to the extent available and deemed relevant by the Nominating and Corporate Governance Committee. All director candidates who continue in the process are then interviewed by members of the Nominating and Corporate Governance Committee and a majority of the other current directors. The Nominating and Corporate Governance Committee makes recommendations to the Board for inclusion in the slate of director nominees at an annual or special meeting of shareholders, or for appointment by the Board to fill a vacancy. Prior to recommending a director to stand for re-election for another term, the Nominating and Corporate Governance Committee applies its director candidate selection criteria, including a director’s past contributions to the Board, effectiveness as a director and desire to continue to serve as a director. In addition, the Nominating and Corporate Governance Committee conducts an individual director performance evaluation of each director whose term is expiring at that year’s annual meeting of shareholders and who has expressed an interest in standing for re-election. The Board, Board Committee and individual director evaluation processes established by the Nominating and Corporate Governance Committee are an important determinant for Board tenure.

Board Meetings

Our business, property and affairs are managed under the direction of our Board of Directors. Members of our Board are kept informed of our business through discussions with our Chairman and Chief Executive Officer, Chief Financial Officer and other executive officers, by reviewing materials provided to them by management, by visiting our offices, manufacturing facilities and project job sites, and by participating in meetings of the Board and Board Committees.

During fiscal 2008, our Board of Directors met eight times. Each director attended more than 75% of the regularly scheduled and special meetings of the Board and Board Committees on which the director served during fiscal 2008.

Board Committees

We have four standing Board Committees: Audit, Compensation, Nominating and Corporate Governance, and Finance and Enterprise Risk.

The table below identifies the members of each Board Committee and the number of meetings held during fiscal 2008. Unless otherwise noted, each Committee member has served on the indicated committee throughout fiscal 2008 and will continue to serve on the indicated committee through the 2008 Annual Meeting of Shareholders.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Finance and Enterprise Risk Committee
Bernard P. Aldrich		C	M
Jerome L. Davis			M	C
Sara L. Hays	M			M
Russell Huffer
John T. Manning	M			M
James L. Martineau				M
Robert J. Marzec	C		M
Stephen C. Mitchell		M	C
Richard V. Reynolds	M			M(1)
Michael E. Shannon (2)		M(2)
David E. Weiss		M	M(3)	M(3)
Fiscal 2008 Meetings	9	6	3	9

C = Committee Chair M = Committee Member

(1)	Mr. Reynolds has served as a member of our Finance and Enterprise Risk Committee since our 2007 Annual Meeting of Shareholders.

(2)	Mr. Shannon served as a member of our Compensation Committee until his retirement from our Board at our 2007 Annual Meeting of Shareholders.

(3)

Mr. Weiss has served as a member of our Nominating and Corporate Governance Committee since our 2007 Annual Meeting of Shareholders and served as a member of our Finance and Enterprise Risk Committee until our 2007 Annual Meeting of Shareholders.

Audit Committee

The Audit Committee oversees our financial reporting process (including our system of financial controls, internal audit procedures and independent registered public accounting firm); oversees our program to ensure compliance with legal and regulatory requirements and ethical business practices; and assesses and establishes policies and procedures to manage our financial reporting and internal control risk. It is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm and evaluates the firm’s qualifications, performance and independence. The Audit Committee has established policies and procedures for the pre-approval of all services provided by our independent registered public accounting firm. It also oversees our internal audit function and has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls and auditing matters. The Audit Committee is governed by a Board-approved charter, which was amended in January 2008. A copy of the Audit Committee charter, as amended, may be found on our web site at www.apog.com by clicking on “Governance,” then “Committee Composition/Charters” and then “Audit Committee.”

Under its charter, the Audit Committee is comprised solely of members who meet the independence and experience requirements of the NASDAQ listing standards and the SEC. Our Board of Directors has identified John T. Manning and Robert J. Marzec to be audit committee financial experts under the rules of the SEC. The Audit Committee held nine meetings during fiscal 2008.

Compensation Committee

The Compensation Committee is responsible for establishing our executive compensation philosophy and compensation programs that comply with this philosophy; determining the compensation of our executive officers and other members of senior management; administering our stock incentive plans; administering our annual cash incentive plans for executive officers and other members of senior management; and administering our deferred compensation plans for our executive officers and other members of senior management and for our non-employee directors. It administers our Amended and Restated 2002 Omnibus Stock Incentive Plan, Amended and Restated 1997 Omnibus Stock Incentive Plan, Legacy Partnership Plan, Executive Management Incentive Plan, Officers’ Supplemental Executive Retirement Plan (“SERP”), Executive Supplemental Plan (the “Legacy Restoration Plan”) and Deferred Incentive Compensation Plan. The Compensation Committee regularly reviews its decisions on compensation for our Chief Executive Officer with the full Board prior to communicating those decisions to our Chief Executive Officer. The Compensation Committee is governed by a Board-approved charter which was last amended in January 2007. A copy of the Compensation Committee charter may be found on our web site at www.apog.com by clicking on “Governance,” then “Committee Composition/Charters” and then “Compensation Committee.”

Since fiscal 2004, the Compensation Committee has engaged the services of Buck Consultants, as independent compensation consultants, to advise the Compensation Committee on matters related to compensation for the Chief Executive Officer, executive officers and other members of senior management. Buck Consultants is independent of the Company and reports directly to the Compensation Committee.

The Board of Directors has determined that each member of the Compensation Committee is independent as defined by the NASDAQ rules. In addition, each Compensation Committee member is a “non-employee” director, as defined in the Exchange Act, and is an “outside director” as defined in Section 162(m) of the Internal Revenue Code. The Compensation Committee held six meetings during fiscal 2008.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee periodically assesses our compliance with our Corporate Governance Guidelines; reviews our organizational structure and succession plans; makes recommendations to the Board regarding the composition and responsibilities of Board committees; determines the compensation for directors; annually conducts a review of the performance of Board committees and the Board as a whole; and annually conducts a performance review of the directors whose terms are expiring at that year’s annual meeting of shareholders and who have expressed an interest in standing for re-election. It also annually conducts a review of the performance of the Chief Executive Officer, which includes soliciting assessments from all non-employee directors, and reviews the results of such performance review with members of the Compensation Committee and entire Board. In addition, the Nominating and Corporate Governance Committee recommends new director nominees to the Board and considers qualified nominees recommended by shareholders. It determines the required selection criteria and qualifications of director nominees based upon our needs at the time nominees are considered. The Nominating and Corporate Governance Committee is also responsible for establishing and implementing procedures to identify and review the qualifications of all nominees for Board membership, including nominees recommended by our shareholders.

The Nominating and Corporate Governance Committee is governed by a Board-approved charter, which was last amended in January 2007. A copy of the Nominating and Corporate Governance Committee charter may be found on our web site at www.apog.com by clicking on “Governance,” then “Committee Composition/Charters” and then “Nominating and Corporate Governance Committee.” The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent, as defined by the NASDAQ rules. The Nominating and Corporate Governance Committee held three meetings during fiscal 2008.

Finance and Enterprise Risk Committee

The Finance and Enterprise Risk Committee is responsible for overseeing our financial strategy, long-range financial objectives, financial condition, company-wide information technology strategy and enterprise risk mitigation program. It makes recommendations to the Board of Directors with respect to our financial policies and standards, new or amended credit facilities and other forms of indebtedness for borrowed money, appropriate debt limits, financing arrangements, share repurchase programs, stock splits, quarterly dividend declarations and issuances of equity and debt securities for the purpose of raising capital. It also oversees our compliance with financial covenants contained in our credit facility and other long-term debt, reviews our annual capital budget, our process for evaluating and approving capital expenditure projects and our risk related insurance programs. In addition, the Finance and Enterprise Risk Committee oversees the selection, implementation and financing of material company-wide information technology systems and reviews the performance of our 401(k) retirement plan, our tax strategies and the impact of tax law changes expected to have a material impact on our financial results.

The Finance and Enterprise Risk Committee is governed by a Board-approved charter, which was last amended in May 2007. A copy of the Finance and Enterprise Risk Committee charter may be found on our web site at www.apog.com by clicking on “Governance,” then “Committee Composition/Charters” and then “Finance Committee.” The Finance and Enterprise Risk Committee held nine meetings during fiscal 2008.

NON-EMPLOYEE DIRECTOR COMPENSATION

Non-Employee Director Compensation Arrangements During Fiscal 2008 and 2009

Our Nominating and Corporate Governance Committee is responsible for establishing levels of compensation for Board members. We target compensation for service on our Board and Board committees at the median for board services at companies in our general industry comparator group, using the same general industry comparator group used for executive compensation purposes and described on page 31. For more than five years, management has engaged the service of Hewitt Associates, as independent compensation consultants, to advise the Nominating and Corporate Governance Committee on matters related to Board compensation, including the determination of the dollar-denominated, equity-based compensation awarded to our Board members annually in the form of a dollar-denominated stock option award as described on page 22. Generally, our Chairman and Chief Executive Officer reviews the compensation analysis provided by the outside consultants and then makes a recommendation to the Nominating and Corporate Governance Committee for Board compensation. The Nominating and Corporate Governance Committee reviews the data and analysis provided by the outside consultant and the Chairman and Chief Executive Officer’s recommendations. The Nominating and Corporate Governance Committee generally makes it own recommendations to the Board regarding annual retainers and meeting fees and other compensation matters, and the Board approves Board and committee compensation, based on the recommendations of the Nominating and Corporate Governance Committee; however, the Nominating and Corporate Governance Committee determines the amount of the annual dollar-denominated stock option award based on the report of the compensation consultant.

Directors who are employees receive no additional compensation for serving on our Board. The following table describes the compensation arrangements with our non-employee directors for our 2008 and 2009 fiscal years.

Compensation	Fiscal 2008	Fiscal 2009
Annual Cash Retainers
Board Member	$ 28,000	$ 28,000
Lead Director	12,500	12,500
Chair of Audit Committee	8,000	8,000
Chairs of Compensation, Nominating and Corporate Governance, and Finance and Enterprise Risk Committees	4,000	4,000

Cash Meeting Fees (1)
Board Meetings	1,500	1,500
Audit Committee Meeting
Chair	2,500	2,500
Member	1,500	1,500
Compensation and
Finance and Enterprise
Risk Committees
Chair	1,500	2,500
Member	1,500	1,500
Nominating and Corporate
Governance Committee
Chair	1,500	1,500
Member	1,500	1,500
Special Board Committee (if formed)
Member	1,500	1,500

Deferred Compensation Plan for Non- Employee Directors	10% match	10% match

Employee Stock Purchase Plan	15% match on the same terms as Company employees	15% match on the same terms as Company employees

Charitable Matching Grant Program for Non-Employee Directors	$2,000 maximum aggregate annual match	$2,000 maximum aggregate annual match

Group Medical and Dental Insurance Plan	Participation on the same terms as Company employees	Participation on the same terms as Company employees

Stock Option Grant	Annual automatic 4,000 fixed share stock option grant and a variable dollar-denominated stock option grant. The combined grant may not exceed 10,000 shares per non-employee director in any calendar year.	Annual automatic 4,000 fixed share stock option grant and a variable dollar-denominated stock option grant. The combined grant may not exceed 10,000 shares per non-employee director in any calendar year.

(1)

Board and Board committee meeting fees are paid to our non-employee directors who attend meetings in person or by telephone. We also reimburse directors for travel and lodging expenses incurred in connection with their attendance at Board and Board committee meetings and meetings of shareholders of the Company, and for traveling to visit Company operations.

Fiscal 2008 Non-Employee Director Compensation Table

The following table shows the compensation paid to our non-employee directors for our 2008 fiscal year.

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Bernard P. Aldrich	57,500	62,838	13,717	134,055
Jerome L. Davis	62,000	62,838	8,838	133,676
Sara L. Hays	65,500	62,838	9,727	138,065
John T. Manning	67,000	62,838	1,978	131,816
James L. Martineau	59,500	62,838	2,000	124,338
Robert J. Marzec	75,000	62,838	6,890	144,728
Stephen C. Mitchell	77,500	62,838	3,971	144,309
Richard V. Reynolds	64,000	62,838	7,868	134,706
Michael E. Shannon	12,333	—	2,957	15,290
David E. Weiss	62,500	62,838	5,581	130,919

(1)

Includes cash retainers and meeting fees deferred by non-employee directors under our Deferred Compensation Plan for Non-Employee Directors, as further described under the heading “Deferred Compensation Plan for Non-Employee Directors” on page 23, and contributed by non-employee directors to our employee stock purchase plan, as further described under the heading “Employee Stock Purchase Plan” on page 23.

The table below sets forth the amount of retainer and meeting fees contributed or deferred by our non-employee directors under our Deferred Compensation Plan for Non-Employee Directors and employee stock purchase plan with respect to fiscal 2008.

Name	Deferred Compensation Plan for Non-Employee Directors ($)	Employee Stock Purchase Plan ($)
Bernard P. Aldrich	57,500	—
Jerome L. Davis	46,500	—
Sara L. Hays	65,500	—
John T. Manning	16,750	—
James L. Martineau	—	—
Robert J. Marzec	37,500	—
Stephen C. Mitchell	—	4,800
Richard V. Reynolds	48,000	—
Michael E. Shannon	—	—
David E. Weiss	—	21,500

(2)

This column shows the amount we expensed during fiscal 2008 under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123R (“SFAS 123R”) for the non-qualified stock option awards of 6,072 shares having an exercise price of $28.10 per share made on June 27, 2007, the date of our 2007 Annual Meeting of Shareholders. The assumptions used in making this calculation are set forth in Note 12 (Stock-Based Compensation) to our fiscal 2008 audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 1, 2008. The grant date fair value of these awards is the same as the amount expensed during fiscal 2008 because the stock options became fully vested during fiscal 2008.

The table below sets forth, as of March 1, 2008, the end of fiscal 2008, certain information with respect to the options to purchase shares of our common stock held by our non-employee directors. All such options were fully vested as of such date.

Name	Aggregate Number of Stock Option Shares (#)	Total Number of Stock Option Grants (#)
Bernard P. Aldrich	36,867	5
Jerome L. Davis	28,632	4
Sara L. Hays	21,025	3
John T. Manning	25,383	4
James L. Martineau	57,441	9
Robert J. Marzec	25,383	4
Stephen C. Mitchell	6,072	1
Richard V. Reynolds	15,383	2
David E. Weiss	25,383	4

(3)

This column includes the 10% matching contributions and dividend equivalents paid on phantom stock units pursuant to our Deferred Compensation Plan for Non-Employee Directors, 15% matching contributions and dividends paid on shares held pursuant to our employee stock purchase plan, matching contributions pursuant to our Charitable Matching Contributions Program for Non-Employee Directors, and the Company’s portion of premiums under our Group Medical and Dental Insurance Plans.

The table below sets forth the amounts contributed or paid by the Company for our non-employee directors pursuant to such plans with respect to fiscal 2008.

Name	10% Matching Contribution under the Deferred Compensation Plan for Non-Employee Directors ($)	Dividend Equivalents Paid on Phantom Stock Units Held in the Deferred Compensation Plan for Non-Employee Directors ($)	15% Matching Contribution under the Employee Stock Purchase Plan ($)	Dividends Paid on Shares Held in the Employee Stock Purchase Plan ($)	Matching Contribution under the Charitable Matching Contribution Program for Non-Employee Directors ($)	Company Portion of Group Medical and Dental Premiums ($)	Total All Other Compensation ($)
Bernard P. Aldrich	5,750	5,967	—	—	2,000	—	13,717
Jerome L. Davis	4,650	2,188	—	—	2,000	—	8,838
Sara L. Hays	6,550	1,177	—	—	2,000	—	9,727
John T. Manning	1,675	303	—	—	—	—	1,978
James L. Martineau	—	—	—	—	2,000	—	2,000
Robert J. Marzec	3,750	857	—	178	2,000	105	6,890
Stephen C. Mitchell	—	—	720	1,251	2,000	—	3,971
Richard V. Reynolds	4,800	454	—	—	2,000	614	7,868
Michael E. Shannon	—	957	—	—	2,000	—	2,957
David E. Weiss	—	—	3,225	356	2,000	—	5,581

Stock Option Awards

Stock option grants to non-employee directors are issued pursuant to the Company’s shareholder-approved Amended and Restated 2002 Omnibus Stock Incentive Plan and are non-qualified stock options. Each non-employee director receives a stock option grant on the date he or she is first elected to the Board and annually on the date of our annual meeting of shareholders if his or her term continues after such meeting. Non-employee directors receive both an automatic fixed grant of options to purchase 4,000 shares of our common stock and a variable, dollar-denominated stock option grant. The total number of shares subject to both types of options will provide our non-employee directors with total dollar-denominated, equity-based compensation equal to the dollar-denominated, equity-based compensation received by non-employee directors in the 50th percentile of our general industry comparator group companies. However, the total number of shares subject to both types of options granted in any one calendar year may not exceed 10,000 shares per non-employee director. We use the same comparator group of companies for benchmarking compensation for non-employee directors as is used for executive compensation purposes. The companies in our general industry comparator group are listed under the heading “Benchmarking” on page 31.

For purposes of determining the number of options to be granted, each option will be valued at 33% of the fair market value of one share of our common stock as of the date of grant of the option. These stock options vest in full six months after the date of grant and have an exercise price equal to 100% of the fair market value of our common stock on the date of grant. The per share exercise price of the options granted in fiscal 2008 was $28.10 for the automatic stock option grants issued to non-employee directors on June 27, 2007, the date of our 2007 Annual Meeting of Shareholders.

As an example, assuming the dollar-denominated, equity-based compensation received by non-employee directors in the 50th percentile of the comparator group of companies is $72,000 and the fair market value of our common stock on the date of the annual meeting of shareholders is $24.00, then:

•	the value of each option share would equal $7.92 (determined by multiplying $24.00 by 33%);

•

options to purchase an aggregate of 9,091 shares of our common stock (determined by dividing $72,000 by $7.92) would be granted to each non-employee director at the annual meeting, in the form of a fixed option to purchase 4,000 shares and an additional option to purchase 5,091 shares (determined by subtracting 4,000 from 9,091); and

•	each option would have an exercise price of $24.00 per share (the fair market value of the common stock on the date of the annual meeting).

Deferred Compensation Plan for Non-Employee Directors

Our non-employee directors may elect to participate in our Deferred Compensation Plan for Non-Employee Directors. This plan was adopted by the Board of Directors in October 1998 and approved at our 1999 Annual Meeting of Shareholders to encourage our non-employee directors to continue to make contributions to the growth and profits of Apogee and to increase their ownership of shares of our common stock, thereby aligning their interests in the long-term success of Apogee with that of our other shareholders. Under the plan, participants may defer a portion of their annual retainer and meeting fees into deferred stock accounts. We match 10% of the elected deferral. Each participating director receives a credit of shares of our common stock in an amount equal to the amount deferred divided by the fair market value of one share as of the crediting date. These accounts also are credited, as of the crediting date, with an amount equal to the dividend paid on one share of our common stock multiplied by the number of shares credited to each account. Participating directors may elect to receive the amounts credited to their accounts at a fixed date, at age 70 or following death or retirement from the Board of Directors. The amounts will be paid out in the form of shares of our common stock (plus cash in lieu of fractional shares) either in a lump sum or in installments, at the participating director’s election. This plan is an unfunded, book-entry, “phantom stock unit” plan as to which no trust or other vehicle has been established to hold any shares of our common stock. During fiscal 2008, Messrs. Aldrich, Davis, Manning, Marzec, Reynolds and Shannon (dividends only) and Ms. Hays participated in this plan. For fiscal 2008, we contributed an aggregate of $27,175 in matching contributions on deferrals made by all non-employee directors as a group to the Deferred Compensation Plan for Non-Employee Directors and credited an aggregate of $11,903 for dividends paid on shares credited under the plan for our non-employee directors.

Employee Stock Purchase Plan

Non-employee directors also may elect to participate in our employee stock purchase plan on the same terms as employees of the Company. Under the plan, a non-employee director can purchase our common stock by contributing up to $500 per week, with Apogee contributing an amount equal to 15% of each participant’s weekly contribution, which is the same percentage matching contribution we make for our employee participants. During fiscal 2008, Messrs. Mitchell, Weiss and Marzec (dividends only) participated in our employee stock purchase plan. For fiscal 2008, we contributed $3,945 in matching contributions to our employee stock purchase plan for the benefit of all non-employee directors as a group and paid an aggregate of $1,785 in dividends on shares of our common stock held by our non-employee directors pursuant to such plan.

Charitable Matching Contributions Program for Non-Employee Directors

In October 2004, the Board of Directors adopted a charitable matching contributions program for eligible non-employee directors. Under the plan, we will match cash or publicly traded stock contributions made to cultural, educational, social, medical or health related charitable organizations that are exempt from federal income tax and qualify as a charity to which individuals can make a tax-deductible contribution. The maximum aggregate amount that will be matched by us is $2,000 per eligible non-employee director per calendar year. During fiscal 2008, Ms. Hays and Messrs. Aldrich, Davis, Martineau, Marzec, Mitchell, Reynolds, Shannon and Weiss participated in this program, and we made charitable contributions totaling $18,000 to match all of the contributions made by our non-employee directors.

Group Medical and Dental Insurance Plan

Since October 2004, our non-employee directors also may elect to participate in our group welfare plan, which provides medical and dental insurance coverage to our employees. Non-employee directors may obtain single or family medical and dental coverage on the same terms as our employees. During fiscal 2008, none of our non-employee directors participated in our group medical plan; Messrs. Marzec and Reynolds participated in our group dental plan. For fiscal 2008, we paid $719 in dental insurance premiums for our non-employee directors.

EXECUTIVE COMPENSATION

Named Executive Officers

The “Executive Compensation” section provides information relating to our executive compensation programs and the compensation paid to or accrued for the Company’s named executive officers during fiscal 2008 and 2007. Our named executive officers are determined in accordance with SEC rules. During fiscal 2008, Apogee’s named executive officers were:

Russell Huffer	Chairman and Chief Executive Officer

James S. Porter	Chief Financial Officer

Patricia A. Beithon	General Counsel and Secretary

Gregory A. Silvestri	Executive Vice President

Gary R. Johnson	Vice President and Treasurer

(collectively, the “Named Executive Officers”). The Compensation Committee evaluates and approves each element of compensation for the Named Executive Officers.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis section with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2008 proxy statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended March 1, 2008.

Compensation Committee of the Board of Directors of Apogee

Bernard P. Aldrich, Chair	David E. Weiss
Stephen C. Mitchell

Compensation Discussion and Analysis

General Compensation Philosophy

Our Compensation Committee (the “Committee”) sets the overall compensation philosophy for executive officers and other senior management. In establishing objectives for executive compensation, the Committee desires to acknowledge the entrepreneurial style that is important to Apogee’s history, culture and competitive advantage. In addition, the Committee wants to recognize the long-term, value-creation goals for the Company and reward management when those goals are delivered. Therefore, our annual cash incentive and long-term equity incentive awards are performance-based and directly related to our financial performance and other factors that directly or indirectly influence shareholder value.

The objectives of our executive compensation program are to:

•

attract, motivate and retain high-performing executive officers by rewarding outstanding performance and offering total compensation that is competitive with that offered by companies in our general industry comparator group;

•	promote the achievement of long-term sustained performance and strategic objectives that the Board and management believe will lead to long-term growth in shareholder value;

•	provide a flexible compensation package that maintains a strong link between executive pay and performance and reflects the cyclical nature of our business and the industries in which we compete;

•

provide total compensation at the prevailing market median when Apogee’s performance is at target level, below the median if Apogee’s performance is below target level and above the median when Apogee’s performance is above target level;

•

align the interests of executive officers with those of our shareholders by making annual cash incentive and long-term incentive compensation largely dependent upon the achievement of specified financial performance goals by Apogee as a whole or our business units; and

•

align the interests of executive officers and other members of senior management with shareholders by having an equity component of long-term incentive compensation that provides an opportunity for a meaningful equity position in Apogee and wealth creation opportunities.

In fiscal 2004, the Committee began re-evaluating our executive compensation program with the assistance of Buck Consultants, an independent compensation consulting firm retained by the Committee. As a result, a significantly revised executive compensation program designed to be more closely tied to longer-term sustained performance of Apogee was implemented beginning with fiscal 2006. Buck Consultants assisted the Committee in identifying and subsequently updating an appropriate general industry comparator group. Information on the criteria used to identify companies for inclusion in this group and the 30 companies that are included in our comparator group for fiscal 2008 is included under the heading “Benchmarking” on page 31.

Elements of Executive Compensation

Our compensation program for our executive officers consists of the following elements:

•	Base Salaries

•	Annual Cash Incentive Awards

•	Long-Term Equity Incentive Awards

•	Performance Shares

•	Stock-Settled Stock Appreciation Rights (“SARs”)

•	Restricted Stock

•	Executive Retirement and Other Deferred Compensation Plans

•	401(k) Retirement Plan

•	Employee Stock Purchase Plan

•	Deferred Incentive Compensation Plan

•	Officers’ Supplemental Executive Retirement Plan (“SERP”)

•	Limited Perquisites

Generally, the Committee sets base salaries, target annual cash incentive levels and target long-term incentive award values at approximately the median for comparable positions at companies in our general industry comparator group. In determining compensation packages for executive positions, the Committee also considers the competitive environment for attracting and retaining executive talent. Generally, in years with outstanding performance at the maximum levels for our annual cash incentive and long-term incentive awards, we would expect the total direct compensation (base salary, annual cash incentive and long-term incentive awards) to be up to the 75th percentile of our general industry comparator group. The Committee has discretion to vary the compensation packages for various executives based on experience, performance, responsibilities, advancement potential, unique skills, criticality of the position and other factors.

Base Salaries

Base salaries provide a fixed amount of compensation for the executive’s regular work. Base salary levels for our Named Executive Officers and other executive officers are targeted, on average, at the median base salaries of similar positions in the companies in our general industry comparator group. However, in setting base salaries, the Committee considers the competitive environment for executive talent and the need to retain a high-performing management team. Some variation above and below the competitive median is allowed when, in the judgment of the Committee or management, as appropriate, the individual’s experience, role, responsibilities, performance, advancement potential, skills and other factors justify variation. The Committee reviews the base salaries of our Named Executive Officers and other executive officers annually, as well as at the time of promotion or other change in responsibilities. Any base salary increase for an individual in this group must be approved by the Committee. Typically, our annual base salary increases, if awarded, are effective in May of each year. Base salary increases as a result of a promotion can occur throughout the year. In determining whether to award base salary increases, the Committee considers market conditions, the Company’s business outlook, individual performance and the size of the Company’s current merit increase budget.

Annual Cash Incentive Awards

Annual cash incentive awards are designed to reward short-term performance results. The annual cash incentive award metrics are objective financial goals. At the beginning of each fiscal year, the threshold, target and maximum annual cash incentive metrics are established by the Committee, based on the annual operating plan approved by the Board. The annual cash incentive levels are determined as a percentage of base salary. The threshold, target and maximum percentages and levels are established by the Committee, with input from the Chief Executive Officer, through an analysis of compensation for comparable positions in our general industry comparator group companies, taking into consideration the environment in which we compete for executive talent. Combined base salary and target annual cash incentive levels are intended to be slightly below the competitive median for compensation at companies in our general industry comparator group, with base salary and maximum annual cash incentive levels to be slightly over the competitive median. Once the annual cash incentive award metrics and compensation levels have been set for a fiscal year, performance of Apogee as a whole or a specific business unit or any combination thereof determines the amount payable as annual cash incentive, subject to the discretion of the Committee to reduce payouts.

At its regularly scheduled meeting held generally in April after completion of the annual audit of our financial statements and annual performance reviews, the Committee, with input from our Chief Executive Officer, evaluates performance against the financial objectives for each of the other Named Executive Officers and other executive officers. The Committee’s policy is to pay an annual cash incentive only when at least one of the annual financial performance thresholds for that individual has been met.

Annual cash incentive awards to our Named Executive Officers and other executive officers can be made pursuant to either our Amended and Restated Executive Management Incentive Plan or individual annual cash incentive plans, as described below. Annual cash incentive awards may be deferred all or in part under the Deferred Incentive Compensation Plan described under the heading “Retirement and Deferred Incentive Compensation Plan” on page 30.

Amended and Restated Executive Management Incentive Plan

The Amended and Restated Executive Management Incentive Plan (the “Executive MIP”), an incentive compensation program in which our executive officers may participate at the discretion of the Committee, provides participating executive officers with annual incentive awards based on the attainment of one or more predetermined, objective performance goals related to a specific business unit or Apogee as a whole, or any combination thereof, during a particular fiscal year. The goals for officers participating in the Executive MIP must be based on one or more specific set of business criteria set forth in the Executive MIP and the goals may differ for individual participants.

The Executive MIP is designed to be an annual bonus “pool” plan. Within 90 days after the commencement of each fiscal year, the Committee establishes a bonus pool equal to a percentage of one or more performance factors from a list of approved factors set forth in the Executive MIP and applies a percentage weighting to each such factor, so that the total percentage will be not more than 100% for all factors. The Committee selects participants from an eligible group of senior executives of the Company to participate in a fiscal year’s plan. The Committee then assigns a percentage of the bonus pool to each participating executive, with the total percentages not to exceed 100% for any given year. The maximum total bonus amount payable to any one participant in any given fiscal year under the Executive MIP is $1,500,000. During fiscal 2008, only our Chief Executive Officer participated in the Executive MIP.

Individual Annual Cash Incentive Plans

Named Executive Officers and other executive officers who are not selected by the Committee to participate in the Executive MIP during a particular fiscal year may earn annual cash incentive compensation under individualized annual cash incentive plans. At the beginning of each fiscal year, the Committee reviews and approves the individual annual cash incentive plans presented by our Chief Executive Officer for the other executive officers. Annual cash incentives are entirely based on objective financial performance metrics. For each metric, there is a threshold, target and maximum performance level, which will be recommended by our Chief Executive Officer to the Committee for its consideration, approval, or modification. Generally, if the threshold performance level is achieved, 50% of the target award will be paid, and if the maximum performance level is achieved, 150% of the target award will be paid. For all performance between these levels, awards will be interpolated.

Fiscal 2008 Financial Performance Metrics

For fiscal 2008, the bonus pool under the Executive MIP was two percent of earnings before taxes from continuing operations and only our Chief Executive Officer participated in the Executive MIP. For fiscal 2008, the objective financial goals for our Chief Executive Officer and our other Named Executive Officers were net sales and earnings per share at the following levels: net sales – $776,533,000 at threshold, $854,787,000 at target and $878,559,000 at maximum; and earnings per share from continuing operations – $1.20 at threshold, $1.27 at target and $1.36 at maximum. The Committee believes these metrics will measure successful execution of our strategic growth initiatives and improvements in operational performance, which should result in increased shareholder return. The table below sets forth certain information with respect to fiscal 2008 annual cash incentive compensation award payout ranges as a percentage of fiscal 2008 salary for our Named Executive Officers.

	Fiscal 2008 Annual Cash Incentive Compensation
Name	Payout Range as a Percentage of Salary (%)	Threshold Payout as a Percentage of Salary (%)	Target Payout as a Percentage of Salary (%)	Maximum Payout as a Percentage of Salary (%)
Russell Huffer	0 –112.50	37.50	75.00	112.50
James S. Porter	0 – 70.00	25.00	50.00	70.00
Patricia A. Beithon	0 – 56.25	18.75	37.50	56.25
Gregory A. Silvestri(1)	0 – 70.00	25.00	50.00	70.00
Gary R. Johnson	0 – 45.00	12.50	25.00	45.00

(1)	Mr. Silvestri joined the Company in August 2007. His fiscal 2008 annual cash incentive compensation was prorated based on the portion of the fiscal year that he was employed by the Company.

The amounts of the fiscal 2008 annual cash incentive award payouts as determined by the Committee are disclosed in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” on page 37.

Long-Term Equity Incentive Awards

Beginning with fiscal 2006, the Committee decided to cease granting stock options to employees on a regular basis and to instead provide long-term incentives to executive officers through two alternative award vehicles: (1) performance shares, which, in its view, have a stronger linkage to performance than stock options, and (2) stock-settled stock appreciation rights, which will likely be less dilutive to Apogee shareholders than stock options. Both types of awards may be granted pursuant to our Amended and Restated 2002 Omnibus Stock Incentive Plan. In addition, restricted stock awards may be awarded to executive officers upon hire and promotion under our Amended and Restated 2002 Omnibus Stock Incentive Plan.

Performance Shares

At the beginning of each fiscal year, a new, three-year performance period begins and the corporate financial performance goals for that period are determined by the Committee. Generally, at its meeting in April of each year, the Committee determines the fixed dollar value of performance shares that will be granted to each participating executive officer at the threshold, target and maximum award levels, with input from the Chief Executive Officer, through an analysis of compensation for comparable positions in our general industry comparator group, taking into consideration the environment in which we compete for talent. On the grant date, the participant will receive (1) the number of shares of our common stock equal to the target number of performance shares (the “Issued Shares”), and (2) the right to receive an amount of additional shares of our common stock equal to the difference between the maximum number of performance shares and the target number of performance shares (the “Additional Shares” and, together with the Issued Shares, the “Performance Shares”). The Issued Shares are subject to forfeiture and certain other restrictions during the performance period. Upon issuance of the Issued Shares, the participant will have, subject to certain restrictions, all the rights of a shareholder with respect to the Issued Shares (including voting rights and the right to receive any dividends or other distributions (whether cash, stock or otherwise) paid on the Issued Shares during the performance period), unless and until such Issued Shares are forfeited. The number of Issued Shares that may be retained and the number of Additional Shares, if any, that may be issued at the end of the performance period may vary from 0% to 200% of the Issued Shares, with the number dependent on meeting the goals for such performance share award.

For fiscal 2006, 2007 and 2008, the predetermined corporate financial goals selected by the Committee were (1) average return on invested capital, (2) cumulative earnings per share, and (3) market share growth, each of which are weighted equally. These financial metrics at the target level are consistent with our stated goals of growing net sales annually by 8% and increasing earnings per share annually by 20% through fiscal 2010. The target level metrics for the fiscal 2008 Performance Shares were average return on invested capital of 13.0% at the end of the three-year performance period and cumulative earnings per share of $4.62 for such period. The target market share growth for the fiscal 2008 grant was based on Architectural segment growth (which is weighted at 85%) and Large Scale Optical segment value-added picture framing glass and acrylic sales growth (which is weighted at 15%). The target for Architectural segment growth at the end of the performance period was set at 5.0% above the McGraw Hill Construction report, which is an industry report regarding growth in the construction market, and the target for Large Scale Optical segment value-added picture framing glass and acrylic growth was set at 30%, compared to revenues for fiscal 2007.

Because the performance period for the Performance Shares is three years, the Committee believes that the Performance Shares will have a strong retention value and allow for the cyclicality of our businesses, particularly those businesses within our Architectural segment. If Apogee performs better than the target level, more Performance Shares will vest. Likewise, if Apogee performs below the target level, fewer or no Performance Shares will vest. Also, our Performance Shares will become more valuable if our stock price increases. The Performance Share awards made in fiscal 2006 vested at the end of fiscal 2008 and the payout amounts of such awards are described under the heading “Fiscal 2006-2008 Performance Share Payouts” on page 35. Since the performance periods for Performance Share awards made for fiscal 2007 and 2008 have not expired, these awards have not vested. In the event of retirement, early retirement, total disability or death, prior to the end of the performance period, the Performance Shares earned based on the financial performance goals will be distributed at the end of the Performance Period to the participant, or in the event of death, his or her estate.

Stock-Settled Stock Appreciation Rights (SARs)

A fixed dollar value of SARs is granted annually to the executives, generally at the Committee’s meeting in April. All SARs have a grant price equal to fair market value on the date of grant. The target dollar value of SARs is based on competitive levels with companies in our general industry comparator group. The number of SARs granted is based on achievement by the individual of his or her business objectives for the preceding fiscal year and is calculated by dividing the target dollar value by the fair value of the award (measured using the Black-Scholes method) at the time of the award. The SARs will vest evenly over a three-year period and have a ten-year term. Upon exercise of a SAR, the holder will receive the number of shares of Apogee common stock that has a total value which is equivalent to the difference between the exercise price of the SAR and the fair market value of our common stock on the date of exercise. The more our common stock price increases after the SARs grant date, the more valuable the SARs become. The Committee decided to utilize SARs in lieu of stock options because stock-settled SARs will likely be less dilutive to Apogee shareholders than stock options. In addition, SARs will further encourage long-term stock ownership levels, while still providing management with the same equity appreciation opportunity. In the event of total disability or death, all outstanding SARs will become immediately exercisable for a period of 12 months following the date of total disability or death.

Restricted Stock

Generally, awards of restricted stock may be made to executive officers upon initial hire or promotion. Such restricted stock awards generally cliff vest over two or three year periods. Awards of restricted stock may also be made to employees upon initial hire, completion of a significant project or upon achievement of Black Belt certification under our Six Sigma program.

Timing of Performance Share, SAR and Restricted Stock Grants

The Committee makes the annual grant of Performance Shares and SARs to the executives primarily at its regularly scheduled meeting held in the first quarter of each fiscal year, generally from mid-April to early May. This has been our practice for several years and the exact date of such meeting is generally established by the Committee more than a year in advance of the meeting. All such awards are based on the closing price of our common stock on NASDAQ on the date of such Committee meeting. Awards of restricted stock may be made to newly hired or promoted executive officers and other members of senior management at other Committee meetings held throughout the year.

Retirement and Other Deferred Compensation Plans

We maintain the following retirement and deferred compensation plans for our Named Executive Officers:

•

401(k) Retirement Plan, a tax-qualified plan in which Apogee makes annual contributions based on a percentage of an employee’s base earnings and years of service with Apogee and in which Apogee matches employee contributions.

•

Employee Stock Purchase Plan, a plan that allows participants to purchase shares of our common stock by contributing up to $500 per week, with Apogee contributing an amount equal to 15% of each participant’s weekly contribution.

•

Deferred Incentive Compensation Plan, a non-qualified deferred compensation plan that allows participants to defer up to 100% of the amount that may be earned under their annual cash incentive compensation plan.

•

Officers’ Supplemental Executive Retirement Plan (“SERP”), a non-qualified defined benefit retirement compensation plan that provides additional retirement benefits to selected officers and management employees in excess of the benefits that can and are being provided under our other tax-qualified and non-qualified retirement plans. It was adopted as an incentive for selected officers and management employees to remain with Apogee.

Additional information regarding these plans is provided in the section entitled “Retirement Plan Compensation.”

Perquisites

We provide our Named Executive Officers with certain limited perquisites and other personal benefits, including an annual automobile allowance, payment of relocation expenses, enhanced long-term disability insurance, reimbursement of expenses for financial planning and estate planning services, reimbursement of travel expenses for an executive’s spouse to travel to and participate in Company functions which include spouse participation, executive health physicals and, in the case of our Chief Executive Officer, during fiscal 2008 reimbursement of country club and social club dues. Commencing with fiscal 2009, the Company discontinued reimbursing our Chief Executive Officer for country club and social club dues. The Company does not own or lease aircraft and does not provide reimbursement to our Named Executive Officers of aircraft charter fees for personal travel by the officer or members of his or her family. During fiscal 2008, the Committee reviewed the perquisites and other personal benefits for each of the Named Executive Officers and determined they were conservative and considered them to be standard components of competitive executive total compensation packages.

Other Compensation Matters

We have entered into change-in-control severance agreements with our Named Executive Officers. The terms of these agreements are described under the heading “Change-In-Control Severance Agreements” on page 52. These severance agreements contain a “double trigger” for change-in-control benefits, which means that there must be both a change-in-control and a termination of employment for the provisions to apply. The Committee believes the “double trigger” is more equitable than a “single trigger” because it prevents unnecessary payments to Named Executive Officers in the event of a friendly (non-hostile) change-in-control in which the Named Executive Officer’s employment is not terminated and the Named Executed Officer continues to be employed without an adverse effect on his or her compensation, role, responsibilities or job location.

In connection with Mr. Silvestri joining the Company in August 2007, the Company agreed to pay him $100,000 in the event his employment with the Company is terminated on or before August 13, 2009 for reasons other than fraud, gross misconduct or other serious violations of law or our Code of Business Conduct and Ethics and he agrees not to compete with the Company for two years after termination of employment.

Benchmarking

In accordance with its charter, the Committee, at least bi-annually, will meet with an independent compensation consultant selected by the Committee to review our executive compensation programs and policies. Since fiscal 2004, the Committee has engaged the services of Buck Consultants, an independent outside executive compensation consultant. Buck Consultants was selected by the Committee, reports directly to the Committee and does not advise management on compensation matters. The Committee has the authority to determine the scope of services and retains the right to terminate the services of Buck Consultants at any time. During fiscal 2008, Buck Consultants met with the Committee two times. Management does not engage a separate compensation consultant to provide advice on executive compensation matters.

During fiscal 2007, Buck Consultants assisted the Committee in updating the companies in the general industry comparator group for executive compensation purposes. The Committee and Buck Consultants used the following criteria to identify companies to be included in our general industry comparator group: (i) companies in the same or similar General Industry Classification (“GICS”) code; (ii) companies with the same market focus (i.e., high-end products, custom products, etc.); (iii) companies with revenue between 50% and 200% of Apogee’s projected revenues; (iv) heavy manufacturing companies with the same or similar GICS code as us and with the revenue spread described above; and (v) local companies with which we compete for executive talent. Our general industry comparator group consists of 30 companies, of which six are building products companies, 16 are industrial machinery companies, four are life sciences tools and services companies, two are electronic equipment manufacturers, and two are local companies with which we compete for executive talent. The companies in our general industry comparator group as of the end of fiscal 2007 included: Polaris Industries Inc., The Toro Company, Donaldson Company, Inc., PerkinElmer, Inc., Griffon Corporation, Gardner Denver, Inc., Jacuzzi Brands, Inc., Actuant Corporation, Waters Corporation, NCI Building Systems, Inc., Valmont Industries, Inc., Barnes Group Inc., IDEX Corporation, Millipore Corporation, Albany International Corp., ElkCorp, Watts Water Technologies, Inc., Wolverine Tube, Inc., EnPro Industries, Inc., Varian, Inc., Graco Inc., Ameron International Corporation, PW Eagle, Inc., Robbins & Myers, Inc., Columbus McKinnon Corporation, Tennant Company, Coherent, Inc., Flir Systems, Inc., Mueller Water Products, Inc., and CIRCOR International, Inc. Our general industry comparator group companies may be revised from time to time based on the criteria stated above and changes in our business focus, our portfolio business units, and in the business of the companies in our comparator group.

The Role of Management in Determining Executive Compensation

Our Chief Executive Officer provides recommendations on our compensation programs to the Committee. Upon Committee approval, management is ultimately accountable for executing against the objectives of the approved compensation program.

Our Chief Executive Officer is responsible for bringing recommended compensation actions involving the other executive officers; however, he cannot unilaterally implement compensation changes for any of his direct reports. During Committee meetings at which executive compensation actions are discussed, our Chief Executive Officer participates in these discussions; however, he is not present for discussions of his performance and compensation. The Committee’s independent compensation consultant is available as needed at such meetings.

Under its charter, the Committee is responsible for establishing our Chief Executive Officer’s compensation. The Committee regularly reviews its decisions regarding our Chief Executive Officer’s compensation with the full Board prior to communicating the compensation decisions to the Chief Executive Officer.

Fiscal 2008 Executive Compensation Decisions

Annual Performance Evaluations

Annually, each of our Named Executive Officer’s performance is evaluated against agreed upon business objectives. The annual performance evaluation of our Chief Executive Officer is conducted by the Nominating and Corporate Governance Committee, and assessments are solicited from all non-employee directors. The Chair of the Nominating and Corporate Governance Committee reviews the results of the annual performance evaluation of our Chief Executive Officer with members of the Nominating and Corporate Governance and Compensation Committees and the full Board. For fiscal 2008, in addition to the financial objectives for annual cash incentives and Performance Shares, the business objectives for our Chief Executive Officer were based on strategy vision and implementation, succession planning, organizational development, shareholder value, investment community and Board relations, and leadership. The Chief Executive Officer reviews the results of the annual performance evaluations of the other Named Executive Officers with members of the Committee. The annual performance evaluations of our Named Executive Officers are the primary criterion used by the Committee in determining the appropriate pay levels for the Chief Executive Officer and the other Named Executive Officers for the upcoming fiscal year, in making SAR awards based on performance in the just completed fiscal year and in deciding whether to reduce the annual cash incentive award for the just completed fiscal year.

Compensation Review

During fiscal 2008, the Committee used a compensation “tally sheet” to review total direct compensation (base salary, annual cash incentive award and long-term cash incentive awards), perquisites, other elements of executive compensation, broad-based employee benefits and wealth accumulation through Company equity and retirement plans for our Named Executive Officers. The Committee also reviewed Buck Consultants’ independent analyses of compensation for our Named Executive Officers and other executive officers and senior management based on information on comparable positions at companies in our general industry comparator group. Buck Consultants relied on both published survey sources and actual comparator group company proxy data to determine our competitive positioning relative to our comparator group.

Base Salaries

In May 2007, the Committee approved increases to the base salaries of our Named Executive Officers. The amount of base salary and year-over-year increase for each of the Named Executive Officers in fiscal 2008 is set forth in the following table:

Base Salary Table

Name	Fiscal Year 2007 ($)	Fiscal Year 2008 ($)	Percent Increase in Fiscal Year 2008 (%)
Russell Huffer	630,000	665,000	5.6
James S. Porter	300,200	325,000	8.3
Patricia A. Beithon	259,900	269,000	3.5
Gregory A. Silvestri(1)	N/A	340,000	N/A
Gary R. Johnson	170,775	176,750	3.5

(1)	Mr. Silvestri joined the Company in August 13, 2007. The amount shown in the table is his annualized fiscal year 2008 base salary.

Salary increases for our Named Executive Officers for fiscal 2008 were determined by the Committee after considering salary data from our general industry comparator group provided by Buck Consultants and consideration of internal pay relationships based on relative duties and responsibilities of our Named Executive Officers. The Committee also considered a number of other factors including Company performance during fiscal 2007, the executive’s impact on Company results, individual performance, retention considerations and advancement potential in making salary increase decisions for our Named Executive Officers.

The fiscal 2008 base salaries of our Named Executive Officers were approximately at the 50th percentile of comparable positions in our general industry comparator group, ranging from 42.5% to 50.4% for our Named Executive Officers.

Fiscal 2008 Annual Cash Incentives

Mr. Huffer’s 2008 annual cash incentive award was made pursuant to our Executive MIP, and the 2008 annual cash incentive awards for our other Named Executive Officers were made pursuant to individual annual cash incentive plans. At the beginning of fiscal 2008, the Committee established Company net sales and earnings per share as the financial metrics for Mr. Huffer and our other Named Executive Officers of Company. The Company achieved net sales of $881.8 million and earnings per share from continuing operations of $1.49, both of which exceeded the maximum level of the fiscal 2008 financial metrics. Information regarding the fiscal 2008 annual cash incentive awards is set forth below.

Name	Annual Cash Incentive Award ($)	Percentage of Fiscal 2008 Salary (%)
Russell Huffer	748,125	112.50
James S. Porter	227,500	70.00
Patricia A. Beithon	151,313	56.25
Gregory A. Silvestri(1)	128,925	70.00
Gary R. Johnson	79,538	45.00

(1)

Mr. Silvestri joined the Company in August 2007 and his fiscal 2008 annual cash bonus was prorated based on the portion of the fiscal year that he was employed by the Company. Mr. Silvestri also received a $75,000 cash signing bonus when he joined the Company, which is not included in his annual cash incentive award but is reported in the “Bonus” column of the “Summary Compensation Table” on page 37. The Committee provided Mr. Silvestri with the signing bonus in order to retain his services in a competitive market for talent.

For fiscal 2008, total base salary and annual cash incentive for our Named Executive Officers were generally at the 52nd percentile of comparable positions at our general industry comparator group, ranging from 45.3% to 54.2%. These percentages are consistent with the Committee’s compensation objective of having total cash compensation (base salary and annual cash incentive) be slightly over the median cash compensation for comparable positions in our general industry comparator group when the Company has outstanding performance at or exceeding the maximum performance level for all financial metrics for the annual cash incentive for such year.

Long-Term Incentives

As part of establishing the fiscal 2008 compensation and considering the results of the annual performance evaluations of our Named Executive Officers and data on competitive levels of total direct compensation for comparable positions at companies in our general industry comparator group, the Committee determined the fixed dollar value and the percentages of base salary at the threshold, target and maximum award levels for each of our Named Executive Officers. On May 1, 2007, based on this analysis and review, the Committee awarded Performance Shares to our Named Executive Officers as follows:

Name	Number of Performance Shares Issued at Target Level (#)	Value of Performance Shares Issued at Target Level ($)	Percentage of Fiscal 2008 Base Salary (%)	Right to Receive Additional Performance Shares if Maximum Level of Performance is Achieved (#)
Russell Huffer	27,491	665,007	100	27,491
James S. Porter	10,076	243,738	75	10,076
Patricia A. Beithon	8,340	201,745	75	8,340
Gregory A. Silvestri(1)	N/A	N/A	N/A	N/A
Gary R. Johnson	2,923	70,707	40	2,923

(1)

Since Mr. Silvestri was not employed by the Company until August 2007, he did not receive a Performance Share award during fiscal 2008; however, in connection with his joining the Company, he received a restricted stock award for 3,520 shares, which will cliff vest on August 13, 2009. The Company granted Mr. Silvestri a restricted stock award in order to retain his services in a competitive market and align his interests with the interests of our shareholders.

In addition, on May 1, 2007, after considering the Board’s evaluation of the performance of our Chief Executive Officer against his business goals for fiscal 2007 and discussing with our Chief Executive Officer the performance of each of our other Named Executive Officers against his or her business goals, the Committee determined that each of our Named Executive Officers had substantially met his or her business goals for fiscal 2007 and awarded our Named Executive Officers SARs as follows:

Name	Number of SARs Awarded (#)	Percentage of Fiscal 2008 Salary (%)	Grant Price ($)
Russell Huffer	76,204	70	24.19
James S. Porter	18,058	45	24.19
Patricia A. Beithon	14,946	45	24.19
Gregory A. Silvestri(1)	N/A	N/A	N/A
Gary R. Johnson	3,169	15	24.19

(1)	Since Mr. Silvestri was not employed by the Company until August 2007, he was not awarded any SARs during fiscal 2008.

Total direct compensation for fiscal 2008 (base salary, annual cash incentive awarded in April 2008 for fiscal 2008, and long-term incentives) was approximately at the 69th percentile of comparable position in our general industry comparator group, ranging from 65.7% to 77.9% for our Named Executive Officers employed through fiscal 2008. These percentages are consistent with the Committee’s compensation objective of having total direct compensation (base salary, annual cash incentive and long-term incentive awards) approximate the 75th percentile in our general industry comparator group when the Company has outstanding performance at or exceeding the maximum performance level for all financial metrics for such year for both annual cash incentive and long-term compensation awards assuming payout of the three-year Performance Share awards at the maximum level.

Fiscal 2006-2008 Performance Share Payouts

At the beginning of fiscal 2006, Performance Shares having a three-year performance period which ended as of the end of fiscal 2008 were awarded. The predetermined corporate financial goals were average return on invested capital (“ROIC”), cumulative earnings per share (“EPS”) and market share growth, each weighted equally. The market share growth was based on Architectural segment growth and Large Scale Optical segment value-added picture framing glass and acrylic growth, which are weighted 85% and 15%, respectively, of the market share growth metric. The minimum, target and maximum for these Performance Share awards are set forth below:

Fiscal 2006-2008 Performance Share Awards Payout Metrics

Performance Metric	Weight (%)	Minimum (50%)	Target (100%)	Maximum (200%)
Average ROIC	33-1/3	7.5%	9.5%	12.5%
Cumulative EPS	33-1/3	$2.44	$2.76	$3.13
Market Share Growth	33-1/3
Architectural Segment (85% of 33-1/3%)		37.0%	41.3%	47.0%
Large Scale Optical (15% of 33-1/3%)		40.0%	44.0%	46.0%

After completion of the fiscal 2008 audit, it was determined that the payout on the fiscal 2006-2008 Performance Shares was at the 154.17% level based on an average ROIC of 9.2%; cumulative EPS of $3.47; market share growth of 47.0% for the Architectural segment and 28.8% for the Large Scale Optical segment. Information regarding the 2006-2008 Performance Share payouts is set forth below.

Fiscal 2006-2008 Performance Share Payout

Name	Target Level of Shares (#)	Additional Shares Issued (#)	Total Performance Share Payout (#) (1)	Market Value of Total Performance Share Payout (#) (2)
Russell Huffer	42,553	23,051	65,604	1,416,390
James S. Porter	7,826	4,239	12,065	260,483
Patricia A. Beithon	13,356	7,235	20,591	444,560
Gregory A. Silvestri(3)	N/A	N/A	N/A	N/A
Gary R. Johnson	4,459	2,415	6,874	148,410

(1)	Equals the share amounts in the “Target Level of Shares” and “Additional Shares Issued” columns.

(2)

The market value of the total performance share payout is calculated by multiplying the closing price ($21.59) of our common stock on the NASDAQ Global Select Market on April 29, 2008, the date the Committee approved the final award.

(3)	Mr. Silvestri was not employed by the Company until August 2007, and, therefore, did not receive a fiscal 2006-2008 Performance Share award.

Stock Ownership Guidelines for Executive Officers

Our Board of Directors believes that our executive officers should have a significant equity interest in Apogee and established voluntary stock ownership guidelines for our executive officers in 2001. The guidelines encourage share ownership in an amount having a market value of a multiple of the executive officer’s annual base salary, to be achieved within five years of becoming an executive officer. For purposes of calculating stock ownership of our executive officers, we include issued but unearned Performance Shares, shares held pursuant to our Legacy Partnership Plan and shares of restricted stock. We do not include unexercised stock options or SARs. The guideline is five times annual base salary for our Chief Executive Officer; three times annual base salary for our executive vice presidents, Chief Financial Officer, and General Counsel; and two times annual base salary for our other executive officers. As of the end of fiscal 2008, Messrs. Huffer, Porter and Johnson and Ms. Beithon had achieved their stock ownership guidelines and Mr. Silvestri, who joined the Company in August 2007, is making progress to meet his stock ownership guidelines within five years of becoming an executive officer. The Committee annually reviews share ownership levels of our executive officers.

Section 162(m) Policy

Under Section 162(m) of the U.S. Internal Revenue Code, we must meet specified requirements related to our performance and must obtain shareholder approval of certain compensation arrangements in order for us to fully deduct compensation in excess of $1,000,000 paid to any Named Executive Officer. The Executive MIP was approved by shareholders in 2007 and includes specific performance criteria; therefore, annual incentive awards granted under the Executive MIP are deemed to meet the requirements of Section 162(m). The Committee believes that compensation paid pursuant to the Executive MIP will be deductible.

The shareholders approved the 1997 Omnibus Stock Incentive Plan at the 1997 Annual Meeting of Shareholders, the Amended and Restated 2002 Omnibus Stock Incentive Plan at the 2002 Annual Meeting of Shareholders and amendments to the Amended and Restated 2002 Omnibus Stock Incentive Plan at the 2006 Annual Meeting of Shareholders. Therefore, compensation attributable to stock options, stock appreciation rights, restricted stock, performance share awards and certain other awards granted under those plans may be excluded from the $1,000,000 cap under Section 162(m) as well. Additionally, cash compensation voluntarily deferred by our executive officers under our Deferred Incentive Compensation Plan and Legacy Partnership Plan is not subject to the Section 162(m) cap until the year paid. Compensation paid in fiscal 2008 subject to the Section 162(m) cap did not exceed $1,000,000 for any of our Named Executive Officers.

The Committee intends to continue its practice of paying competitive compensation consistent with our philosophy to attract, retain and motivate executive officers to manage our business in the best interests of Apogee and our shareholders. The Committee, therefore, may choose to provide non-deductible compensation to our executive officers if it deems such compensation to be in the best interests of Apogee and our shareholders.

Summary Compensation Table

The following table sets forth the total compensation for services in all capacities for fiscal 2008 and 2007 awarded to our Named Executive Officers.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock Awards ($) (2)	Option Awards ($)(3)	Non- Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Russell Huffer Chairman, President and Chief Executive Officer	2008	658,269	—	1,032,419	1,104,710	748,125	388,146	93,035	4,024,704
	2007	625,385	—	704,464	498,761	708,750	377,071	91,610	3,006,041

James S. Porter Chief Financial Officer	2008	320,231	—	363,222	106,867	227,500	—	35,369	1,053,189
	2007	298,631	—	229,220	61,697	210,140	—	33,923	833,611

Patricia A. Beithon General Counsel and Corporate Secretary	2008	267,250	—	355,558	178,645	151,313	51,318	42,131	1,046,215
	2007	258,546	—	257,080	117,665	146,194	51,220	40,143	870,848

Gregory A. Silvestri Executive Vice President(7)	2008	176,539	75,000	27,535	N/A	128,925	—	87,704	495,703
	2007	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Gary R. Johnson Vice President and Treasurer	2008	175,600	—	120,140	29,725	79,538	2,432	26,280	433,715
	2007	169,895	—	84,400	24,552	76,849	1,217	26,592	385,505

(1)

Prior to fiscal 2007, the cash portion of any annual incentive bonus awarded to our Named Executive Officers pursuant to the Executive MIP or individual cash bonus plans would have been reported in the “Bonus” column. In accordance with the SEC disclosure rules, amounts awarded to our Named Executive Officers under these plans for the years shown in the table are reported in the “Non-Equity Incentive Plan Compensation” column. The amount shown in this column for Mr. Silvestri is a cash signing bonus paid in connection with his joining the Company in August 2007.

(2)

This column shows the amount we expensed during the applicable fiscal year under SFAS 123R for outstanding Performance Share awards and restricted stock awards granted during the applicable fiscal year and previous years, and for outstanding Pool B Shares issued under our Legacy Partnership Plan, which is described under “Legacy Partnership Plan” on page 49. The compensation expense for these awards has been determined based on the assumptions set forth in Note 12 (Stock-Based Compensation) to our fiscal 2008 Audited Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended March 1, 2008, which did not include a forfeiture assumption. Additional information regarding the equity awards made during fiscal 2008 is set forth in the “Fiscal 2008 Grants of Plan-Based Awards” table on page 40.

(3)

This column shows the amount we expensed during the applicable fiscal year under SFAS 123R for outstanding stock appreciation rights (“SARs”) and stock options granted during the applicable fiscal year and prior years. The compensation expense for these awards has been determined based on the assumptions set forth in Note 12 (Stock-Based Compensation) to our fiscal 2008 Audited Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended March 1, 2008, except that the assumption related to forfeiture is not included in the calculations for these purposes. Additional information regarding the SAR and stock option awards made during fiscal 2008 is set forth in the “Fiscal 2008 Grants of Plan-Based Awards” table on page 40.

(4)

The amounts in this column represent the annual cash incentive awards to our Named Executive Officers pursuant to the Executive MIP or individual annual cash incentive plans for the applicable fiscal year. The Executive MIP and the individual annual cash incentive plans, and the awards made thereunder, are discussed in the “Compensation Discussion and Analysis” section of this proxy statement.

(5)

This column reflects the change in present value of benefits under our SERP and “above-market” earnings on amounts deferred pursuant to our Deferred Incentive Compensation Plan. The amounts shown in the table for Mr. Huffer include $384,602 in present value of benefits under our SERP and $3,544 in “above-market” earnings on amounts deferred pursuant to our Deferred Incentive Compensation Plan for fiscal 2008, and $375,297 and $1,774 for fiscal 2007. The amounts shown in the table for Ms. Beithon for both years include only the change in present value of benefits under our SERP. The amounts shown in the table for Mr. Johnson include only “above-market” earnings on amounts deferred pursuant to our Deferred Incentive Compensation Plan.

(6)	The following table shows each component of the “All Other Compensation” column for each of our Named Executive Officers for fiscal 2008.

All Other Compensation Table

Name	Perquisites($)		Tax Reimbursements ($)(a)	Insurance Premiums ($)(b)	Company Contributions to Defined Contribution Plans ($)(c)	Dividends or Earnings on Stock Awards ($)(d)	Total All Other Compensation ($)
Russell Huffer	26,703	(e)	1,156	990	19,047	45,139	93,035
James S. Porter	9,744	(f)	—	990	10,906	13,729	35,369
Patricia A. Beithon	11,561	(g)	—	881	13,255	16,434	42,131
Gregory A. Silvestri	85,946	(h)	—	413	824	521	87,704
Gary R. Johnson	9,744	(f)	—	579	11,037	4,920	26,280

(a)

This column reports reimbursement of taxes owed with respect to payment of travel expenses of the Named Executive Officer’s spouse to travel and participate in Board and Company functions which included spouse participation.

(b)	This column reports the annual long-term disability insurance premiums for enhanced long-term disability insurance for our Named Executive Officers.

(c)

This column reports the amounts paid by the Company during fiscal 2008 under our 401(k) retirement plan as an annual retirement plan contribution and as matching contributions on the Named Executive Officers’ contributions to such plan, and under our employee stock purchase plan as a 15% matching contribution on the Named Executive Officers’ contributions to such plan. Such contribution amounts are set forth in the table below. Both our 401(k) retirement plan and employee stock purchase plan are applicable to our Named Executive Officers on the same basis as to all eligible employees.

Name	401(k) Retirement Plan Annual Retirement Contribution ($)	401(k) Retirement Plan Matching Contributions ($)	Employee Stock Purchase Plan 15% Matching Contribution ($)
Russell Huffer	11,000	4,147	3,900
James S. Porter	6,600	2,746	1,560
Patricia A. Beithon	6,600	4,075	2,580
Gregory A. Silvestri	—	824	—
Gary R. Johnson	6,761	4,014	263

(d)

This column represents dividends paid on unearned Performance Shares issued at the target level of performance, unvested restricted stock and unvested Pool B Shares issued under the Legacy Partnership Plan.

For each Named Executive Officer, the dividends paid on unearned Performance Shares, unvested shares of restricted stock and unvested Pool B Shares during fiscal 2008, are listed below:

	Dividends Paid On
Name	Performance Shares ($)	Restricted Stock ($)	Pool B Shares ($)
Russell Huffer	31,128	—	14,011
James S. Porter	9,107	1,217	3,405
Patricia A. Beithon	9,638	—	6,796
Gregory A. Silvestri	—	521	—
Gary R. Johnson	3,315	—	1,605

(e)

Includes an annual automobile allowance of $9,744, reimbursement of financial planning and estate planning fees of $2,500, reimbursement of country club dues of $7,615 and social club dues of $4,492, both of which were used primarily for business purposes, and payment of travel expenses of $2,352 for Mr. Huffer’s spouse to travel and participate in Board and Company functions. Commencing with fiscal 2009, the Company discontinued reimbursing Mr. Huffer for country club and social club dues.

(f)	Includes an annual automobile allowance of $9,744.

(g)	Includes an annual automobile allowance of $9,744 and reimbursement of financial planning and estate planning fees of $1,817.

(h)	Includes relocation expenses of $85,946 incurred by the Company during fiscal 2008 in connection with Mr. Silvestri’s relocation when he joined the Company.

(7)	Mr. Silvestri joined the Company in August 2007 as Senior Vice President – Operations for our Viracon, Inc. subsidiary and began serving in his current position in March 2008.

Grants of Plan-Based Awards

The following table sets forth information concerning estimated future payouts under the annual cash incentive plans, estimated future payouts of Performance Share awards, and SAR and option awards made to our Named Executive Officers during fiscal 2008. Each of the equity awards listed in the table below was made under our Amended and Restated 2002 Omnibus Stock Incentive Plan.

Fiscal 2008 Grants of Plan-Based Awards

Name	Grant Date	Date of Compensation Committee Meeting at Which Grant Was Approved	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold($)	Target($)	Maximum($)	Threshold(#)	Target(#)	Maximum(#)
Russell Huffer	4/16/2007	6/18/2002	—	—	—	—	—	—	—		54,159	(5)(6)	$24.06	479,897
	5/1/2007	5/1/2007	249,375	498,750	748,125	—	—	—	—		—		—	—
	5/1/2007	5/1/2007	—	—	—	13,746	27,491	54,982	—		—		—	665,007
	5/1/2007	5/1/2007	—	—	—	—	—	—	—		76,204	(7)	$24.19	678,886
James S. Porter	5/1/2007	5/1/2007	81,250	162,500	227,500	—	—	—	—		—		—	—
	5/1/2007	5/1/2007	—	—	—	5,038	10,076	20,152	—		—		—	243,738
	5/1/2007	5/1/2007	—	—	—	—	—	—			18,058	(7)	$24.19	160,875
Patricia A. Beithon	5/1/2007	5/1/2007	50,438	100,875	151,313	—	—	—	—		—		—	—
	5/1/2007	5/1/2007	—	—	—	4,170	8,340	16,680	—		—		—	201,745
	5/1/2007	5/1/2007	—	—	—	—	—	—	—		14,946	(7)	$24.19	133,151
	7/2/2007	4/10/2003	—	—	—	—	—	—	—		3,176	(5)(8)	$28.74	33,616
	7/2/2007	6/18/2002	—	—	—	—	—	—	—		389	(5)(9)	$28.74	4,117
Gregory A. Silvestri	8/13/2007	6/27/2007	46,045	92,089	128,925	—	—	—	—		—		—	—
	8/13/2007	6/27/2007	—	—	—	—	—	—	3,520	(10)	—		—	100,003
Gary R. Johnson	5/1/2007	5/1/2007	22,094	44,188	79,538	—	—	—	—		—		—	—
	5/1/2007	5/1/2007	—	—	—	1,462	2,923	5,846	—		—		—	70,707
	5/1/2007	5/1/2007	—	—	—	—	—	—	—		3,169	(7)	$24.19	28,232

(1)

These columns show the range of possible payouts under the annual cash incentive awards granted on May 1, 2007 based on fiscal 2008 performance, which were accrued for during fiscal 2008. Payout levels were based on net sales and earnings per share results for fiscal 2008. Final award determinations and payment were made during fiscal 2009. Mr. Huffer’s annual cash incentive award was made pursuant to our Executive MIP described under the heading “Amended and Restated Executive Management Incentive Plan” on page 27. The annual cash incentive awards for our other Named Executive Officers were made pursuant to individualized cash bonus plans described under the heading “Individual Annual Cash Incentive Plans” on page 27. The annual cash incentive award payment for fiscal 2008 was made at the maximum payout level and is shown in the “Summary Compensation Table” on page 37 in the column titled “Non-Equity Incentive Plan Compensation.”

(2)

These columns show the threshold, target and maximum level of shares to be earned under our Performance Share award program for the three-year performance period beginning on the first day of fiscal 2008 and ending on the last day of fiscal 2010. The level of shares to be earned is based upon Apogee’s average return on invested capital, cumulative earnings per share and market share growth. The participant has the right to receive dividends on the number of unearned Performance Shares issued at the target level. The Performance Share award program is described under the heading “Performance Shares” on page 28.

(3)	SAR and stock option grants have an exercise price equal to 100% of the closing price of our common stock on the NASDAQ Global Select Market on the date of grant.

(4)

The fair value of the Performance Share awards are calculated by multiplying the number of Performance Shares at target level by $24.19, the closing price of our common stock on the NASDAQ Global Select Market on May 1, 2007, the date of grant, and the fair value of the restricted stock award to Mr. Silvestri is calculated by multiplying the number of shares of restricted stock by $28.41, the closing price of our common stock on the NASDAQ Global Select Market on August 13, 2007, Mr. Silvestri’s first day of employment with the Company. The fair value of the SAR and non-qualified stock option awards in each case is the SFAS 123R value of such awards based on a per share value which was determined based on the assumptions set forth in Note 12 (Stock-Based Compensation) to our fiscal 2008 audited financial statements included in our Annual

Report on Form 10-K for the fiscal year ended March 1, 2008. The per share value was $8.9088 for the SARs granted on May 1, 2007, $8.8609 for the non-qualified stock option granted on April 16, 2007, and $10.5845 for the non-qualified stock options granted on July 2, 2007.

(5)

These options are “reload” options that were granted on the dates set forth in the “Grant Date” column. Under the terms of certain stock options grants originally made in 2002, 2003 and 2004, if the option exercise price was paid by surrendering shares of our stock owned by the option holder for at least six months prior to the exercise, the option holder was granted a number of reload options equal to the number of shares surrendered, but having an exercise price equal to the fair market price at the time of the exercise of the original options. To the extent the option holder also surrendered previously owned shares to pay the income taxes due on the exercise, additional reload options were granted on those surrendered shares. The original stock option grants permitted a holder to exercise and reload only one time. The reload options vest six months after the date of grant and expire on the same date as the original option grant. All options with a reload feature held by any of the Named Executive Officers will expire in 2012, 2013 and 2014.

(6)	These reload options vested on October 16, 2007 and expire on June 18, 2012, in accordance with the terms of the original option grant.

(7)

These SARS were awarded on May 1, 2007 for performance during fiscal 2007. The SARs vest in equal annual installments on the first three anniversaries of the grant date and have ten-year terms. Our SARs program is described under “Stock-Settled Stock Appreciation Rights (SARs)” on page 29. In accordance with SEC regulations, the SARs granted in April 2008 will be reported in the “Fiscal 2009 Grants of Plan Based Awards” Table in the 2009 proxy statement if the executive is a Named Executive Officer for fiscal 2009.

(8)	These reload options vested on January 2, 2008 and expire on April 10, 2013, in accordance with the terms of the original option grant.

(9)	These reload options vested on January 2, 2008 and expire on June 18, 2012, in accordance with the terms of the original option grant.

(10)

The Compensation Committee approved the terms of Mr. Silvestri’s offer of employment on June 27, 2007, including a dollar denominated restricted stock award with the number of shares to be issued determined using the closing price of the Company’s common stock on Mr. Silvestri’s first day of employment. The shares of restricted stock will cliff vest on August 13, 2009. Mr. Silvestri has the right to receive dividends on the shares of restricted stock.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the equity awards held by our Named Executive Officers as of March 1, 2008, the last day of our 2008 fiscal year.

Outstanding Equity Awards at 2008 Fiscal Year-End

	Option Awards						Stock Awards
Name	Option Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(4)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(6)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
Russell Huffer	4/15/1999	(1)	8,839	—	$11.3125	4/15/2009	—		—	—		—
	4/11/2001	(1)	23,960	—	$8.6000	4/11/2011	—		—	—		—
	4/10/2002	(1)	8,010	—	$12.8400	4/10/2012	—		—	—		—
	4/10/2003	(1)	50,000	—	$9.1500	4/10/2013	—		—	—		—
	4/14/2004	(1)	58,500	19,500	$11.8600	4/14/2014	—		—	—		—
	4/13/2005	(2)	47,457	23,729	$14.1000	4/13/2015	—		—	—		—
	4/25/2006	(2)	27,251	54,502	$15.7700	4/25/2016	—		—	—		—
	4/16/2007	(3)	54,159	—	$24.0600	6/18/2012	—		—	—		—
	5/01/2007	(2)	—	76,204	$24.1900	5/01/2017	—		—	—		—
	—		—	—	—	—	—		—	85,106	(7)	1,309,781
	—		—	—	—	—	—		—	79,898	(8)	1,229,630
	—		—	—	—	—	—		—	54,982	(9)	846,173
	—		—	—	—	—	49,510	(10)	761,959	—		—
James S. Porter	4/16/1998	(1)	6,000	—	$14.0000	4/16/2008	—		—	—		—
	4/15/1999	(1)	6,000	—	$11.3125	4/15/2009	—		—	—		—
	4/12/2000	(1)	9,000	—	$4.8125	4/12/2010	—		—	—		—
	7/28/2000	(1)	3,776	—	$4.3125	7/28/2010	—		—	—		—
	4/11/2001	(1)	6,000	—	$8.6000	4/11/2011	—		—	—		—
	4/10/2002	(1)	6,000	—	$12.8400	4/10/2012	—		—	—		—
	4/10/2003	(1)	4,500	—	$9.1500	4/10/2013	—		—	—		—
	4/14/2004	(1)	4,950	1,650	$11.8600	4/14/2014	—		—	—		—
	4/13/2005	(2)	3,401	1,700	$14.1000	4/13/2015	—		—	—		—
	4/25/2006	(2)	6,460	12,918	$15.7700	4/25/2016	—		—	—		—
	5/01/2007	(2)	—	18,058	$24.1900	5/01/2017	—		—	—		—
	—		—	—	—	—	4,300	(11)	66,177	—		—
	—		—	—	—	—	—		—	15,652	(7)	240,884
	—		—	—	—	—	—		—	28,554	(8)	439,446
	—		—	—	—	—	—		—	20,152	(9)	310,139
	—		—	—	—	—	12,034	(10)	185,203	—		—

	Option Awards						Stock Awards
Name	Option Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(4)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(6)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
Patricia A. Beithon	4/11/2001	(1)	10,000	—	$8.6000	4/11/2011	—		—	—		—
	4/10/2002	(1)	19,447	—	$12.8400	4/10/2012	—		—	—		—
	4/10/2003	(1)	9,916	—	$9.1500	4/10/2013	—		—	—		—
	4/14/2004	(1)	16,500	5,500	$11.8600	4/14/2014	—		—	—		—
	4/13/2005	(2)	11,607	5,804	$14.1000	4/13/2015	—		—	—		—
	4/25/2006	(2)	5,647	11,292	$15.7700	4/25/2016	—		—	—		—
	5/01/2007	(2)	—	14,946	$24.1900	5/01/2017	—		—	—		—
	7/02/2007	(3)	3,176	—	$28.7400	4/10/2013	—		—	—		—
	7/02/2007	(3)	389	—	$28.7400	6/18/2012	—		—	—		—
	—		—	—	—	—	—		—	26,712	(7)	411,098
	—		—	—	—	—	—		—	24,720	(8)	380,441
	—		—	—	—	—	—		—	16,680	(9)	256,705
	—		—	—	—	—	24,014	(10)	369,575	—		—
Gregory A. Silvestri	—		—	—	—	—	3,520	(12)	54,173	—		—
Gary R. Johnson	4/15/1999	(1)	1,500	—	$11.3125	4/15/2009	—		—	—		—
	4/12/2000	(1)	2,250	—	$4.8125	4/12/2010	—		—	—		—
	12/10/2000	(1)	3,000	—	$5.4688	12/10/2010	—		—	—		—
	4/11/2001	(1)	4,000	—	$8.6000	4/11/2011	—		—	—		—
	4/10/2002	(1)	4,000	—	$12.8400	4/10/2012	—		—	—		—
	4/10/2003	(1)	3,000	—	$9.1500	4/10/2013	—		—	—		—
	4/14/2004	(1)	3,000	1,000	$11.8600	4/14/2014	—		—	—		—
	4/13/2005	(2)	2,664	1,332	$14.1000	4/13/2015	—		—	—		—
	4/25/2006	(2)	1,202	2,403	$15.7700	4/25/2016	—		—	—		—
	5/01/2007	(2)	—	3,169	$24.1900	5/01/2017	—		—	—		—
	—		—	—	—	—	—		—	8,918	(7)	137,248
	—		—	—	—	—	—		—	8,664	(8)	133,339
	—		—	—	—	—	—		—	5,846	(9)	89,970
	—		—	—	—	—	5,671	(10)	87,277	—		—

(1)	Represents stock option awards that vest in equal, annual installments on the first four anniversaries of the date of grant and have ten-year terms.

(2)

Represents SARs that vest in equal annual installments on the first three anniversaries of the date of grant and have ten-year terms. Upon exercise of a SAR, the holder will receive the number of shares of our common stock with a total value equivalent to the difference between the exercise price of the SAR and the fair market value of our common stock on the date of exercise.

(3)

Represents “reload” options that were granted on the dates set forth in the “Option Grant Date” column. Under the terms of certain stock options grants originally made in 2002, 2003 and 2004, if the option exercise price was paid by surrendering shares of our stock owned by the option holder for at least six months prior to the exercise, the option holder was granted a number of reload options equal to the number of shares surrendered, but having an exercise price equal to the fair market price at the time of the exercise of the original options. To the extent the option holder also surrendered previously owned shares to pay the income taxes due on the exercise, additional reload options were granted on those surrendered shares. The original stock option grants permitted a holder to exercise and reload one time. The reload options vest six months after the date of grant and expire on the same date as the original option grant. All options with a reload feature held by any of the Named Executive Officers will expire in 2012, 2013 and 2014.

(4)	The exercise price for all stock option and SAR grants is 100% of the closing price of our common stock on the NASDAQ Global Select Market on the date of grant.

(5)

The market value is calculated by multiplying the closing price ($15.39) of our common stock on the NASDAQ Global Select Market on February 29, 2008, the last trading day of fiscal 2008, by the number of shares of restricted stock that had not vested or the number of unearned Performance Shares as of March 1, 2008, the last day of fiscal 2008.

(6)

Includes Performance Share awards with three-year performance periods until payout. At the beginning of each performance period, the target award level of Performance Shares is granted and threshold, target and maximum award levels are set. See “Performance Shares” on page 28 for a complete description of our Performance Share program.

(7)

Represents the Performance Share awards made on April 13, 2005 for the performance period from February 27, 2005 through March 1, 2008, if the predetermined goals for the performance period are met. On the grant date, the number of shares of our common stock equal to the target number of Performance Shares were issued.

For each Named Executive Officer, the number of Performance Shares issued and the number of shares of our common stock that will be earned as a payout based on threshold, target and maximum performance levels during the three-year performance period are below.

Name	Performance Period	Number of Performance Shares Issued (#)	Estimated Future Payouts Based on Performance Level
			Threshold (#)	Target (#)	Maximum (#)
Russell Huffer	2/27/05-3/1/08	42,553	21,277	42,553	85,106
James S. Porter	2/27/05-3/1/08	7,826	3,913	7,826	15,652
Patricia A. Beithon	2/27/05-3/1/08	13,356	6,678	13,356	26,712
Gregory A. Silvestri	N/A	N/A	N/A	N/A	N/A
Gary R. Johnson	2/27/05-3/1/08	4,459	2,230	4,459	8,918

The Performance Share awards for the 2005 through 2008 performance period were paid out at the 154.17% level on April 29, 2008 (and are included in the “Security Ownership of Management” table on page 8). Information regarding Performance Share payouts in fiscal 2008 is provided under “Fiscal 2006-2008 Performance Share Payouts” on page 35. In accordance with SEC regulations, the Performance Share awards for the 2005 through 2008 performance period are included in the table because such awards were not deemed earned and vested until April 29, 2008, which is after the last day of our 2008 fiscal year. The number of shares included in the table is equal to the maximum number of Performance Shares since our performance for the three-year performance period exceeded the target performance level.

(8)

Represents the Performance Share awards made on April 25, 2006 for the three-year performance period from February 26, 2006 to February 28, 2009, which will only become earned if the predetermined goals for the performance period are met. On the grant date, the number of shares of our common stock equal to the target number of shares were issued to the Named Executive Officer (and are included in the “Security Ownership of Management” table at target level on page 8). However, the number of shares in this column is equal to the maximum number of Performance Shares for that award performance because the three-year performance period is anticipated to exceed the target performance level.

For each Named Executive Officer, the number of Performance Shares issued and the number of shares of our common stock that will be earned as a payout based on threshold, target and maximum performance levels during the three-year performance period is below.

Name	Performance Period	Number of Performance Shares Issued (#)	Estimated Future Payouts Based on Performance Level
			Threshold (#)	Target (#)	Maximum (#)
Russell Huffer	2/26/06-2/28/09	39,949	19,975	39,949	79,898
James S. Porter	2/26/06-2/28/09	14,277	7,139	14,277	28,554
Patricia A. Beithon	2/26/06-2/28/09	12,360	6,180	12,360	24,720
Gregory A. Silvestri	N/A	N/A	N/A	N/A	N/A
Gary R. Johnson	2/26/06-2/28/09	4,332	2,166	4,332	8,664

(9)

Represents the Performance Share awards made on May 1, 2007 for the three-year performance period from March 4, 2007 to February 27, 2010, which will only become earned if the predetermined goals for the performance period are met. On the grant date, the number of shares of our common stock equal to the target number of shares were issued to the Named Executive Officer (and are included in the “Security Ownership of Management” table at target level on page 8). However, the number of shares in this column is equal to the maximum number of Performance Shares for that award performance because the three-year performance period is anticipated to exceed the target performance level.

For each Named Executive Officer, the number of Performance Shares issued and the number of shares of our common stock that will be earned as a payout based on threshold, target and maximum performance levels during the three-year performance period is below.

Name	Performance Period	Number of Performance Shares Issued (#)	Estimated Future Payouts Based on Performance Level
			Threshold (#)	Target (#)	Maximum (#)
Russell Huffer	3/4/07-2/27/10	27,491	13,746	27,491	54,982
James S. Porter	3/4/07-2/27/10	10,076	5,038	10,076	20,152
Patricia A. Beithon	3/4/07-2/27/10	8,340	4,170	8,340	16,680
Gregory A. Silvestri	N/A	N/A	N/A	N/A	N/A
Gary R. Johnson	3/4/07-2/27/10	2,923	1,462	2,923	5,846

(10)

Includes unvested Pool B Shares under the Legacy Partnership Plan for fiscal years 1998 through 2005, which vest in annual installments through 2015. Pool B Shares for each fiscal year period vest in equal, annual installments over the applicable vesting period. The Legacy Partnership Plan was eliminated from our compensation program beginning in fiscal 2006. See “Legacy Partnership Plan” on page 49 for a description of this plan.

(11)	In connection with his promotion to Chief Financial Officer on October 12, 2005, Mr. Porter received a restricted stock award of 4,300 shares that vested on April 30, 2008.

(12)	In connection with his joining the Company on August 13, 2007, Mr. Silvestri received a restricted stock award of 3,520 shares that will vest on August 13, 2009.

Option Exercises and Stock Vested

The following table sets forth information on stock option award exercises and restricted stock awards vested during fiscal 2008 for each of our Named Executive Officers.

Fiscal 2008 Option Exercises and Stock Vested

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)(1)	Value Realized On Exercise ($)(2)	Number of Shares Acquired On Vesting (#)(3)	Value Realized On Vesting ($)(4)
Russell Huffer	118,426	1,555,553	10,190	246,496
James S. Porter	—	—	2,152	52,057
Patricia A. Beithon	20,637	449,657	4,544	109,919
Gregory A. Silvestri	—	—	—	—
Gary R. Johnson	—	—	928	22,448

(1)	Includes exercises of incentive and non-qualified stock options.

(2)	The value realized is determined by the difference between the exercise price per share and the closing price of our common stock on the NASDAQ Global Select Market on the date of exercise.

(3)

Includes shares of Pool B Shares issued pursuant to our Legacy Partnership Plan (which was eliminated from our compensation program beginning in fiscal 2006) which became vested and were distributed during fiscal 2008. The Pool B Shares represent compensation earned by our Named Executive Officers for fiscal years 1997 through 2005. The Performance Share awards for the fiscal 2005 through 2008 performance period that were paid out on April 29, 2008 are not included in the table since such shares were not considered vested until April 29, 2008, which is after the last day of our 2008 fiscal year.

(4)

The value realized is determined by multiplying the number of Pool B Shares issued pursuant to our Legacy Partnership Plan for fiscal years 1997 through 2005 that became vested during fiscal 2008 by the closing price of our common stock on the NASDAQ Global Select Market ($24.19) on May 1, 2007, the vesting date.

Retirement Plan Compensation

Officers’ Supplemental Executive Retirement Plan (“SERP”)

The Officers’ Supplemental Executive Retirement Plan (“SERP”) is a non-qualified, defined benefit retirement plan that covers a select group of senior management. Only three current employees participate in the SERP: Mr. Huffer, Ms. Beithon and one other member of senior management.

Benefits under the SERP are based on the participant’s highest average compensation for the five highest consecutive, completed calendar years of annual compensation during the last ten years of employment. If a participant has less than five consecutive, completed calendar years of service, the benefits will be based on final average compensation. For purposes of calculating SERP benefits, compensation is divided into two categories: basis compensation and bonus compensation. Basis compensation is the participant’s base salary. Bonus compensation is the participant’s annual cash incentive compensation but does not include the Performance Share, restricted stock, SAR or stock option awards, or Pool B Shares or deferred compensation (when received). In order to be eligible for payments under the SERP, a participant must be at least 55 years old when his or her employment with Apogee terminates.

Benefits under our SERP are calculated as an annuity equal to 2% of the participant’s average monthly basis compensation multiplied by the participant’s years of service to Apogee, plus 4% of the participant’s average monthly bonus compensation multiplied by the participant’s years of service to Apogee, offset by benefits to be received under social security, our 401(k) retirement plan and our other defined contribution pension plans from contributions made by us. The maximum number of years of service that will be credited to any participant is 20 years.

Benefits payable are generally a single life annuity unless the participant has made an election to receive a joint and survivor annuity or ten-year term certain and life annuity (both of which would be a reduced monthly benefit).

Under the SERP, the normal retirement age is 65, or, if later, the last day of the calendar month that includes the fifth annual anniversary of the date the participant first became a participant in the SERP. If a participant retires from or terminates his or her employment with Apogee on or after age 55, and if such participant elects to receive benefits prior to normal retirement age, the participant’s monthly benefit will be reduced five-ninths of one percent for each of the first 60 months and five-eighteenths of one percent for each of the next 60 months by which the annuity starting date precedes the calendar month in which the participant would attain normal retirement age. The participant has the ability to change the time and form of payment of benefits earned and vested as of December 31, 2004, subject to the plan’s rules. A participant must make a one-time election regarding the commencement of the benefit earned or vested on or after December 31, 2004. If the participant is a specified employee, the payment of benefits earned or vested after December 31, 2004 shall be suspended until a date that is six months after the date of the participant’s termination of employment. As soon as administratively feasible after the six-month period, the participant shall receive all payments the participant would have been entitled to receive during the six-month period had the participant not been a specified employee. A lump sum payment is not available. Currently, Mr. Huffer is the only participant who is eligible for early retirement under the SERP.

All unpaid benefits under the SERP to a participant will be forfeited upon determination by the Compensation Committee that a participant has (i) engaged in felonious or fraudulent conduct resulting in harm to us; (ii) made an unauthorized disclosure to a competitor of any of our material confidential information, trade information or trade secrets; (iii) provided us with materially false reports concerning his or her business interests or employment, (iv) made materially false representations in connection with furnishing information to shareholders, accountants, a stock exchange, the SEC or other public or private regulatory body; (v) maintained an undisclosed, unauthorized and material conflict of interest in the discharge of duties owed by the participant to us; (vi) engaged in conduct causing a serious violation of state or federal laws by us; (vii) engaged in the theft of our assets or funds; (viii) has been convicted of any crime which directly or indirectly arose out of his or her employment relationship with us or materially affected his or her ability to discharge the duties of his or her employment with us; or (ix) engaged during his or her employment with us or within two years after termination of employment in any employment or self-employment with one of our competitors.

Fiscal 2008 Pension Benefits Table

The following table shows the present value of accumulated benefits under the SERP as of December 31, 2007, the measurement date used in preparing our fiscal 2008 audited financial statements, years of service credit and payments during fiscal 2008 for each of our Named Executive Officers.

Fiscal 2008 Pension Benefits

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits ($)(1)	Payments During Last Fiscal Year ($)
Russell Huffer	SERP	21	2,875,797	—
James S. Porter(2)	N/A	N/A	N/A	N/A
Patricia A. Beithon	SERP	8	154,691	—
Gregory A. Silvestri(2)	N/A	N/A	N/A	N/A
Gary R. Johnson(2)	N/A	N/A	N/A	N/A

(1)

The present value of accumulated benefits is based on the assumptions used in determining our SERP benefit obligations and net periodic benefit cost for financial reporting purposes, except that no pre-retirement mortality assumption is used for these calculations. A complete description of the accounting policies and assumptions we used to calculate the present value of accumulated benefits can be found under Note 10 (Employee Benefit Plans – Officers’ Supplemental Executive Retirement Plan (SERP), Obligations and Funded Status of Defined Benefit Pension Plans and Additional Information) to our fiscal 2008 audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 1, 2008.

(2)	Messrs. Porter, Johnson and Silvestri are not participants in the SERP.

401(k) Retirement Plan

We provide our tax-qualified 401(k) retirement plan to substantially all U.S.-based, full-time, non-union employees, and union employees at one of our manufacturing facilities. The plan includes an annual retirement contribution by the Company for all U.S.-based, full-time, non-union employees which is based on a percentage of an employee’s base earnings and years of service with the Company. For purposes of the plan, base earnings for our Named Executive Officers and other executive officers and members of senior management exclude annual cash incentives, long-term incentives and reimbursement of expenses. In addition to the retirement contribution, a participating employee may elect to contribute up to 60% of eligible earnings on a pretax basis into his or her 401(k) retirement plan account. We make a matching contribution for all U.S.-based, full-time, non-union employees equal to 30% of the first 6% of the eligible compensation that the employee contributes to the plan. No matching contributions are made by the Company for union employees. Our employees are fully vested in their own contributions and become fully vested in our matching contributions after three years of vesting service.

Legacy Restoration Plan

In fiscal 2004, we discontinued contributions to our Executive Supplemental Plan, which we refer to as our “Legacy Restoration Plan”; however, interest on amounts contributed to the plan in prior years continues to accrue. The Legacy Restoration Plan is a non-qualified retirement plan that was designed to provide additional retirement benefits to executive and senior officers in excess of benefits provided under our other tax-qualified retirement plans. The Legacy Restoration Plan is an unfunded obligation of Apogee, and participants are unsecured creditors of Apogee. Payments are generally made in a lump sum as of the end of April of the calendar year following the participant’s termination of employment, total disability or death.

Non-Qualified Deferred Compensation

Deferred Incentive Compensation Plan

Our Deferred Incentive Compensation Plan is a non-qualified deferred compensation plan for a select group of management or highly compensated employees of Apogee and its subsidiaries. Approximately 116 of our employees were eligible to participate in the Deferred Incentive Compensation Plan for fiscal 2008. Prior to the beginning of each fiscal year, participants may elect to defer up to 100% of the amount that may be earned under their annual cash incentive compensation plan. There is no maximum dollar limit on the amount that may be deferred each year. The deferred cash amounts earn interest that is compounded quarterly on the last day of each fiscal quarter. The applicable interest rate, which is considered to be an “above market” interest rate, is determined as of the beginning of each fiscal year, and is the greater of the following rates: (1) the sum of one and one-half percent (1-1/2%) plus the monthly average yield for the last calendar month of the prior fiscal year on U.S. Treasury securities adjusted to a constant maturity of ten years; or (2) one-half of the rate of Apogee’s after-tax return on beginning shareholders’ equity for the prior fiscal year. The Deferred Incentive Compensation Plan is an unfunded obligation of Apogee, and participants are unsecured creditors of Apogee. Distributions are in either a lump sum or installments based upon the participant’s election when they first begin participating in the plan.

Legacy Partnership Plan

The Amended and Restated 1987 Partnership Plan (the “Legacy Partnership Plan”) was eliminated from our compensation program beginning in fiscal 2006; however, shares of restricted stock issued pursuant to this plan in prior fiscal years will continue to vest through 2015. Prior to fiscal 2006, the long-term incentives component of compensation for our executive officers and other members of senior management was in the form of shares of restricted stock under the Company’s Legacy Partnership Plan. Under this plan, participants were given the opportunity to defer up to 50% of their annual cash incentive compensation under the plan. The deferred amount was invested in shares of our common stock (“Pool A Shares”), which are held in trust during the period of deferral. The purchase price for the Pool A Shares was the lesser of (a) the fair market value per share at the date of the participant’s election to defer, and (b) the fair market value per share at the date the participant’s incentive compensation award was approved by the Committee. We matched 100% of a participant’s deferred amount in the form of restricted stock (“Pool B Shares”). The Pool A Shares, which vest immediately, are generally deferred for at least five years and distributed according to the election of the participant. Pool B Shares (our match) for a fiscal period are issued as restricted stock and vest in equal, annual installments over the applicable vesting period. The Pool B Shares held by our Named Executive Officers will vest in annual installments through 2015. Both the Pool A and Pool B Shares issued pursuant to the Legacy Partnership Plan are eligible to receive all declared dividends. Dividends on Pool A Shares are used to purchase additional shares of our common stock, and dividends on Pool B Shares are paid directly to the participant. In the event of total disability or death, any Pool A Shares remaining in trust will be distributed according to the participant’s distribution elections, and all unvested Pool B Shares will vest immediately and be distributed to the participant or, in the event of death, to his or her estate.

Non-Qualified Deferred Compensation Table

The table below provides information on our Named Executive Officers compensation during fiscal 2008 under our non-qualified deferred compensation plans, including our Legacy Partnership Plan, Deferred Incentive Compensation Plan and Legacy Restoration Plan.

Fiscal 2008 Non-Qualified Deferred Compensation

Name	Plan	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)		Aggregate Withdrawals/ Distributions ($)		Aggregate Balance at Last Fiscal Year End($)
Russell Huffer	Legacy Partnership Plan	—	—	17,874	(1)	—		980,235	(2)
	Deferred Incentive Compensation Plan	—	—	3,544	(3)	—		189,612
	Legacy Restoration Plan	—	—	—	(3)	—		281,778
James S. Porter	Legacy Partnership Plan	—	—	4,880	(1)	75,950	(4)	192,144	(2)
	Deferred Incentive Compensation Plan	—	—	—		—		—
	Legacy Restoration Plan	—	—	—		—		—
Patricia A. Beithon	Legacy Partnership Plan	—	—	4,751	(1)	134,124	(4)	125,983	(2)
	Deferred Incentive Compensation Plan	—	—	—		—		—
	Legacy Restoration Plan	—	—	—	(3)	—		30,519
Gregory A. Silvestri	Legacy Partnership Plan	—	—	—		—		—
	Deferred Incentive Compensation Plan	—	—	—		—		—
	Legacy Restoration Plan	—	—	—		—		—
Gary R. Johnson	Legacy Partnership Plan	—	—	2,215	(1)	80,105	(4)	40,845	(2)
	Deferred Incentive Compensation Plan	—	—	2,432	(3)	—		130,105
	Legacy Restoration Plan	—	—	—		—		—

(1)	Represents dividends paid during fiscal 2008 on Pool A Shares held pursuant to our Legacy Partnership Plan. These amounts are not reported in the “Summary Compensation Table” on page 37.

(2)

The market value of the Pool A Share balances held in the Legacy Partnership Plan as of the end of fiscal 2008 is calculated by multiplying the number of Pool A Shares by the closing price ($15.39) of our common stock on the NASDAQ Global Select Market on February 29, 2008, the last trading day of fiscal 2008. The value of the Pool A Shares was reported in the “Summary Compensation Table” in the years the shares were issued at a value calculated using the closing price of our common stock on the date of grant.

(3)

Pursuant to SEC rules, all earnings on non-qualified deferred compensation during fiscal 2008 in excess of 6.03%, 120% of the applicable federal rate compounded annually, have been deemed “above-market earnings.” During fiscal 2008, the interest paid on amounts deferred pursuant to our Deferred Incentive Compensation Plan and on the balances in our Legacy Restoration Plan was 7.95% and 4.45%, respectively. These amounts are reported in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column of the “Summary Compensation Table.” The material terms of our Deferred Incentive Compensation Plan are summarized under the heading “Deferred Incentive Compensation Plan” on page 49 and the material terms of our Legacy Restoration Plan are summarized under the heading “Legacy Restoration Plan” on page 48.

(4)

The market value of the distribution of Pool A Shares is calculated by multiplying the number of Pool A Shares distributed by the closing price ($15.39) of our common stock on the NASDAQ Global Select Market on February 29, 2008, the last trading day prior to the March 1, 2008 distribution.

Potential Payments Upon Termination or Following a Change-in-Control

Payments Made Upon Termination

Our Named Executive Officers, other than Mr. Silvestri, are not covered under any employment agreements, employment arrangements or general severance plans. In connection with Mr. Silvestri joining the Company in August 2007, the Company agreed to pay him $100,000 in the event his employment with the Company is terminated on or before August 13, 2009 for reasons other than fraud, gross misconduct or other serious violation of law or our Code of Business Conduct and Ethics and he agrees not to compete with the Company for two years after termination of his employment. Except as discussed below under “Estimated Benefits Upon Disability, Death or Following a Change-in-Control” and the severance arrangement with Mr. Silvestri described above, if the employment of any of our Named Executive Officers is voluntarily or involuntarily terminated, no additional payments or benefits will accrue or be owed to him or her, other than what the officer has accrued and is vested in under the benefit plans discussed above in this proxy statement, including under the heading “Retirement Plan Compensation.” Any severance benefits payable to our Named Executive Officers for a termination for reasons not triggered by a change-in-control or, in the case of Mr. Silvestri, for reasons not covered in the severance arrangement described above, would be determined by the Committee at its discretion.

Except in connection with a change-in-control of Apogee, a voluntary or involuntary termination will not trigger an acceleration of the vesting of any outstanding equity awards.

Payments Made Upon Disability

Under the terms of the Apogee Enterprises, Inc. Short-Term and enhanced Long-Term Disability Plans, each of our Named Executive Officers is eligible for a disability benefit that is equal to 100% of his or her monthly base salary during the first three months of disability and 60% of his or her monthly base salary up to a maximum of $15,000 per month thereafter. The definition of disability is the same as that used for the disability plan covering all employees. After 24 months of disability, under the enhanced Long-Term Disability Plan, an employee will continue to be considered disabled if he or she is unable to perform the duties of his or her regular occupation as compared to the basic Long Term Disability Plan which requires an employee to be unable to perform the duties of any gainful occupation. The disability benefit would be reduced by any benefits payable as social security disability or under worker’s compensation. The payments continue until the participant dies, ceases to be disabled or reaches their normal retirement age.

If the employment of any of our Named Executive Officers is terminated due to disability, the terms of our Performance Share, SAR, stock option and restricted stock agreements provide for the immediate vesting of such awards. In addition, any unvested Pool B Shares under the Legacy Partnership Plan immediately vest upon termination of employment due to disability.

Payments Made Upon Death

The terms of our Performance Share, SAR, stock option and restricted stock agreements provide for the immediate vesting of such awards in the event of the Named Executive Officer’s death. In addition, any unvested Pool B Shares under the Legacy Partnership Plan immediately vest upon the death of the Named Executive Officer.

Change-in-Control Severance Agreements

We entered into change-in-control severance agreements with Messrs. Huffer, Porter and Johnson and Ms. Beithon in January 2008, and with Mr. Silvestri in May 2008. The agreements continue through December 31 of each year and provide that they are to be automatically extended in one-year increments unless we give prior notice of termination. The Committee reviews these severance agreements annually and decides whether to give notice to terminate the agreements or to allow the agreements to automatically renew for another one-year term. These agreements are “double trigger” agreements and provide that, in the event of a change-in-control, each executive would have specific rights and receive specified benefits if he or she is terminated “without cause” (as defined in the agreements) or the executive voluntarily terminates his or her employment for “good reason” (as defined in the agreements) within two years after the change-in-control. In these circumstances, Messrs. Huffer, Porter and Silvestri and Ms. Beithon will each receive a severance payment equal to two times the sum of his or her annual base salary and annual cash incentive award at targeted performance (as calculated under the terms of the agreements), and Mr. Johnson will receive a severance payment equal to his annual salary plus his annual cash incentive award at targeted performance (as calculated under the terms of his agreement).

The change-in-control severance agreements provide that the following awards will immediately vest upon a change-in-control: (1) options granted under our Amended and Restated 1997 Omnibus Stock Incentive Plan; (2) options, SARs, Performance Shares and other restricted stock awarded under our Amended and Restated 2002 Omnibus Stock Incentive Plan; and (3) unvested Pool B Shares under our Legacy Partnership Plan.

Estimated Benefits Upon Disability, Death or Following a Change-in-Control

The table below shows potential payments to the Named Executive Officers upon termination in connection with disability, death and a change-in-control of the Company. The amounts shown assume that termination of employment was effective as of February 29, 2008, the last trading day of our fiscal 2008, and are estimates of the amounts that would be paid to the executives upon termination in addition to the base salary and bonus earned by the executives for 2008. The actual amounts to be paid can only be determined at the actual time of a Named Executive Officer’s termination of employment. As of February 29, 2008, the Company had not entered into a change-in-control severance agreement with Mr. Silvestri and as a result no amounts are shown in the table as being payable to him upon a change-in-control.

Name	Type of Payment	Payments Upon Disability ($)		Payments Upon Death ($)		Payments Upon Involuntary or Good Reason Termination After a Change- In-Control Occurs ($)
Russell Huffer	Base Salary	—		—		1,330,000	(1)
	Annual Cash Incentive	—		—		997,500	(2)
	Acceleration of Vesting
	Performance Shares	—	(3)	—	(3)	1,692,792	(4)
	Stock Options and SARs	99,445	(5)	99,445	(5)	99,445	(5)
	Restricted Stock	761,959	(6)	761,959	(6)	761,959	(6)
	Disability Payments	301,251	(7)	—		—
	Excise Tax Gross Up Payment	—		—		—

	Total	1,162,655		861,404		4,881,696

James S. Porter	Base Salary	—		—		650,000	(1)
	Annual Cash Incentive	—		—		325,000	(2)
	Acceleration of Vesting
	Performance Shares	—	(3)	—	(3)	495,235	(4)
	Stock Options and SARs	8,018	(5)	8,018	(5)	8,018	(5)
	Restricted Stock	251,380	(6)	251,380	(6)	251,380	(6)
	Disability Payments	216,249	(7)	—		—
	Excise Tax Gross Up Payment	—		—		708,241	(8)

	Total	475,647		259,398		2,437,874

Patricia A. Beithon	Base Salary	—		—		538,000	(1)
	Annual Cash Incentive	—		—		201,750	(2)
	Acceleration of Vesting
	Performance Shares	—	(3)	—	(3)	524,122	(4)
	Stock Options and SARs	26,902	(5)	26,902	(5)	26,902	(5)
	Restricted Stock	369,575	(6)	369,575	(6)	369,575	(6)
	Disability Payments	188,301	(7)	—		—
	Excise Tax Gross Up Payment	—		—		599,355	(8)

	Total	584,778		396,477		2,259,704

Gregory A. Silvestri	Base Salary	—		—		—
	Annual Cash Incentive	—		—		—
	Acceleration of Vesting					—
	Performance Shares	—		—		—
	Stock Options and SARs	—		—		—
	Restricted Stock	54,173	(6)	54,173	(6)	—
	Disability Payments	219,999	(7)	—		—
	Excise Tax Gross Up Payment	—		—		—

	Total	274,172		54,173		—

Gary R. Johnson	Base Salary	—		—		176,750	(9)
	Annual Cash Incentive	—		—		44,188	(10)
	Acceleration of Vesting
	Performance Shares	—	(3)	—	(3)	180,278	(4)
	Stock Options and SARs	5,248	(5)	5,248	(5)	5,248	(5)
	Restricted Stock	87,277	(6)	87,277	(6)	87,277	(6)
	Disability Payments	123,720	(7)	—		—
	Excise Tax Gross Up Payment	—		—		—

	Total	216,245		92,525		493,741

(1)	Two times fiscal 2008 salary.

(2)	Two times fiscal 2008 annual cash incentive award at target level.

(3)

In the event employment is terminated due to disability or death prior to the end of the performance period for Performance Shares, the Named Executive Officer, or his or her estate, will be entitled to retain and receive the Performance Shares at the end of the performance period, to the extent earned.

(4)

This amount represents the payout of all outstanding performance share awards at the target payout level based on the closing price ($15.39) of our common stock on the NASDAQ Global Select Market on February 29, 2008, the last trading day in fiscal 2008.

(5)

This amount represents the value of the unvested stock options and SARs at February 29, 2008, the last trading day of fiscal 2008, including only those options having an exercise price less than the closing price ($ 15.39) of our common stock on the NASDAQ Global Select market on February 29, 2008.

(6)

This amount includes unvested Pool B Shares under the Legacy Partnership Plan and restricted stock grants (excluding Performance Share awards), which would vest upon termination following an assumed disability, death or change-in-control on February 29, 2008. Such aggregate number of shares are then multiplied by the closing price ($15.39) of our common stock on the NASDAQ Global Select Market on February 29, 2008.

(7)

This amount represents the annual disability payments during the first year of disability. Annual disability payments after the first year of disability would be as follows: for Mr. Huffer, $180,000; for Mr. Porter, $180,000; for Ms. Beithon, $161,400; for Mr. Johnson, $106,044; and for Mr. Silvestri, $180,000.

(8)

The estimated excise tax gross-up payment is based on the Internal Revenue Code Section 280G 20% excise tax, grossed up for taxes on the amount of severance, early vesting of stock options and SARs and early vesting of Performance Shares and restricted stock above the average five-year W-2 earnings times three.

(9)	One time fiscal 2008 salary.

(10)	One time fiscal 2008 annual cash incentive award at target payout level.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Person Transaction Policy and Procedures

We have established written policies and procedures (“Related Person Transaction Policy”) to assist us in reviewing transactions in excess of $120,000 involving the Company and its subsidiaries and Related Persons (as defined below) (“Transactions”). The Related Person Transaction Policy supplements our Code of Business Conduct and Ethics Conflict of Interest Policy (“Conflict of Interest Policy”), which applies to all our employees and directors.

For purposes of the Related Person Transaction Policy, a Related Person includes the Company’s directors, director nominees and executive officers, beneficial owners of 5% or more of the Company stock and their respective Immediate Family Members (as defined in the Related Person Transaction Policy).

Our Conflict of Interest Policy requires our employees and our directors to report to our General Counsel any potential conflict of interest situations involving an employee or director or their Immediate Family Members. The Policy requires our Chief Executive Officer, Chief Financial Officer and General Counsel to promptly report any Transaction of which they become aware to the Chair of the Nominating and Corporate Governance Committee, which is the Board Committee responsible for reviewing and approving, ratifying or rejecting Related Person Transactions. In approving, ratifying or rejecting a Related Person Transaction, the Nominating and Corporate Governance Committee will consider such information as it deems important to determine if the Transaction is fair to the Company.

Certain Relationship and Transaction with Director

Since 2003, James L. Martineau’s daughter-in-law has been employed by one of our subsidiaries in a field sales capacity. Mr. Martineau has served as a director since 1973. Ms. Martineau is compensated pursuant to the same compensation plan for other field sales employees at this subsidiary. In fiscal 2008, Ms. Martineau received salary of $30,000 and sales commissions of approximately $164,055. For fiscal 2009, Ms. Martineau will receive a base salary of $30,000 and be eligible to receive sales commissions. The Nominating and Corporate Governance Committee reviewed the terms of Ms. Martineau’s employment with our subsidiary and determined that the employment arrangement is fair to the Company.

AUDIT COMMITTEE REPORT AND

PAYMENT OF FEES TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee Report

The Audit Committee oversees Apogee’s financial reporting process (including our system of financial controls and internal and external auditing procedures), oversees our program to ensure compliance with legal and regulatory requirements and ethical business practices, and assesses and establishes policies and procedures to manage our financial risk. The Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. The Committee operates under a written charter, which we annually review, and has authority to retain independent counsel and other external advisors from time to time to help us fulfill our oversight duties.

In performing our functions, the Audit Committee acts only in an oversight capacity. In our oversight role, we rely on the work and assurances of Apogee’s management, which has the primary responsibility for Apogee’s financial statements and reports, our internal auditors, and our independent registered public accounting firm which, in its report, expresses the firm’s opinion on the conformity of our annual financial statements with generally accepted accounting principles. We retained Deloitte & Touche LLP as our independent registered public accounting firm to audit our financial statements for the fiscal year ended March 1, 2008. Other accounting firms have provided internal audit services to us since fiscal 2002.

The Audit Committee is composed entirely of non-employee directors, all of whom are independent in accordance with the current NASDAQ listing standards and the rules of the SEC. None of the Audit Committee members has participated in the preparation of our financial statements or the financial statements of our current subsidiaries at any time during the past three years. Each Audit Committee member is able to understand fundamental financial statements, and at least one Audit Committee member has past experience in accounting or related financial management experience. During fiscal 2008, the members of the Audit Committee were Ms. Hays, Messrs. Manning, Marzec and Reynolds.

The Audit Committee has reviewed and discussed the audited financial statements with management and the independent registered public accounting firm, including significant accounting judgments and estimates applied by Apogee in our financial statements and the reasonableness thereof. Management represented to the Audit Committee that our financial statements were prepared in accordance with generally accepted accounting principles and that our financial statements fairly present, in all material respects, the financial condition and results of operations of Apogee.

The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by PCAOB Interim Auditing Standard AU Section 380, Communication with Audit Committees. In addition, the Audit Committee received and discussed with the independent registered public accounting firm the written disclosures and letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, relating to the independence of the independent registered public accounting firm.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that our audited financial statements be included in our Annual Report on Form 10–K for the fiscal year ended March 1, 2008, for filing with the Securities and Exchange Commission. The Audit Committee appointed Deloitte & Touche LLP to serve as our independent registered public accounting firm for fiscal 2009, subject to a satisfactory performance evaluation of the fiscal 2008 audit.

Audit Committee of the Board of Directors of Apogee

Robert J. Marzec, Chair	John T. Manning
Sara L. Hays	Richard V. Reynolds

Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees

We incurred the fees shown in the following table for professional services provided by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) for fiscal 2008 and 2007.

	Fiscal 2008	Fiscal 2007
Audit Fees(1)	$1,064,000	$1,071,000
Audit-Related Fees(2)	101,000	22,000
Tax Fees(3)	541,000	92,000
All Other Fees(4)	64,000	0

Total	$1,770,000	$1,185,000

(1)

Audit fees consisted of audit work performed in preparation of our annual financial statements, audit of internal controls over financial reporting, review of the quarterly financial statements included in our quarterly reports on Form 10-Q and review of other SEC filings for fiscal 2008 and 2007.

(2)	Audit-related fees include fees for audits of our employee benefit plans and due diligence services during fiscal 2008 and audits of our employee benefit plans during fiscal 2007.

(3)

Tax fees for fiscal 2008 and 2007 consisted of $51,000 in both years for U.S. tax return review, and $490,000 and $41,000, respectively, primarily for a research and development tax credit study in fiscal 2008 and for other miscellaneous tax consultations in fiscal 2007.

(4)	All other fees include merger integration planning services during fiscal 2008.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services Provided by Our Independent Registered Public Accounting Firm

Consistent with policies of the SEC regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the Audit Committee established a policy to require pre-approval of all audit and permissible non-audit services provided by our independent registered public accounting firm. As permitted by regulations of the SEC, the Audit Committee delegated the authority to pre-approve services provided by our independent registered public accounting firm to the Chair of the Audit Committee, who reports any pre-approval decisions to the Audit Committee at its next scheduled meeting.

All of the services provided by the independent registered public accounting firm in fiscal 2008 and 2007, including services related to the Audit-Related Fees, Tax Fees and All Other Fees described above, were approved by the Audit Committee under its pre-approval policies.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 28, 2009, subject to a satisfactory performance evaluation of the fiscal 2008 audit. Deloitte & Touche LLP has served as our independent registered public accounting firm for fiscal 2003 through 2008. In addition, Deloitte & Touche LLP re-audited our financial statements for fiscal year ended March 2, 2002. Deloitte & Touche LLP reports to the Audit Committee of our Board of Directors.

While it is not required to do so, the Board of Directors is submitting the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending February 28, 2009 to our shareholders for ratification in order to ascertain the views of our shareholders on this appointment. If the appointment is not ratified, the Audit Committee may reconsider its appointment.

A representative of Deloitte & Touche LLP will be present at the 2008 Annual Meeting of Shareholders and will be afforded the opportunity to make a statement and respond to questions.

The Audit Committee of the Board of Directors recommends that you vote FOR the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 28, 2009. Proxies will be voted FOR the proposal unless otherwise specified.

SHAREHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING

Any shareholder wishing to have a proposal considered for inclusion in our proxy statement for the 2009 Annual Meeting of Shareholders must submit the proposal in writing to our Corporate Secretary at the address indicated on the Notice of Annual Meeting of Shareholders in accordance with all applicable rules and regulations of the Securities and Exchange Commission no later than January 9, 2009.

Under our Amended and Restated Bylaws, a shareholder proposal not included in our proxy statement for the 2008 Annual Meeting of Shareholders is untimely and may not be presented in any manner at the 2009 Annual Meeting of Shareholders unless the shareholder wishing to make the proposal follows the notice procedures set forth in our Amended and Restated Bylaws, including delivering notice of the proposal in writing to our Corporate Secretary at the address indicated on the Notice of Annual Meeting of Shareholders, no later than February 25, 2009.

ANNUAL REPORT TO SHAREHOLDERS

We have sent to our shareholders the Notice of Internet Availability of Proxy Materials containing instructions on how to access on-line our 2008 proxy statement and our Annual Report to Shareholders for the fiscal year ended March 1, 2008, which includes a copy of our Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended March 1, 2008. Shareholders who received a paper copy of our 2008 proxy statement were also sent a copy of our Annual Report to Shareholders for the fiscal year ended March 1, 2008. Shareholders who wish to obtain additional copies of our Annual Report on Form 10-K may do so without charge by contacting us through one of the following methods:

Internet:	www.apog.com
E-mail:	IR@apog.com
Telephone:	(877) 752-3432
Fax:	(952) 487-7565
Mail:	Investor Relations
Apogee Enterprises, Inc.
7900 Xerxes Avenue South, Suite 1800
Minneapolis, Minnesota 55431-1159

OTHER MATTERS

Management does not intend to present any matters at the meeting other than those disclosed in this proxy statement, and we are not presently aware of any matter that may be presented at the meeting by others. However, if other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote on those matters in accordance with their best judgment.

By Order of the Board of Directors,

Patricia A. Beithon
Dated: May 9, 2008	General Counsel and Corporate Secretary

Shareholder Meeting to be held on 06/25/08
** IMPORTANT NOTICE **	Proxy Material Available

Regarding the Availability of Proxy Material

You are receiving this communication because you hold shares in the above company, and the material you should review before you cast your vote is now available.

This communication presents only an overview of the more complete proxy material that is available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy material before voting.

        APOGEE ENTERPRISES, INC.

        7900 XERXES AVENUE

        SUITE 1800

        MINNEAPOLIS, MN 55431

• Notice and Proxy Statement • Annual Report

PROXY MATERIAL - VIEW OR RECEIVE

You can choose to view the material Online or receive a paper or e-mail copy. There is NO charge for requesting a copy. Requests, instructions and other inquiries will NOT be forwarded to your investment advisor.

To facilitate timely delivery please make the request as instructed below on or before 06/11/08.

HOW TO VIEW MATERIAL VIA THE INTERNET Have the 12 Digit Control Number(s) available and visit: www.proxyvote.com

HOW TO REQUEST A COPY OF MATERIAL
	1) BY INTERNET	-	www.proxyvote.com
	2) BY TELEPHONE	-	1-800-579-1639
	3) BY E-MAIL*	-	sendmaterial@proxyvote.com
*If requesting material by e-mail, please send a blank e-mail with the 12 Digit Control Number (located on the following page) in the subject line.

See the Reverse Side for Meeting Information and Instructions on How to Vote

Meeting Information		How To Vote
Meeting Type:	Annual

Vote In Person

Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting material for any special requirements for meeting attendance. At the Meeting you will need to request a ballot to vote these shares.

Meeting Date:	06/25/08
Meeting Time:	9:00 A.M.
For holders as of:	05/02/08
Meeting Location:
Apogee Enterprises, Inc. Corporate Office 7900 Xerxes Avenue South 19th Floor Minneapolis, MN 55431-1159 Meeting Directions: For Meeting Directions Please Call: 952-835-1874

Vote By Internet

To vote now by Internet, go to

WWW.PROXYVOTE.COM

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your notice in hand when you access the web site and follow the instructions.

Voting items

1.    ELECTION OF DIRECTORS:

        Nominees:

        01) ROBERT J. MARZEC - Class I Director

        02) STEPHEN C. MITCHELL - Class I Director

        03) DAVID E. WEISS - Class I Director

2.    PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED

        PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING FEBRUARY 28, 2009.

3.    In their discretion, the Proxies are authorized to vote upon such other business as may properly be brought before the meeting.

Please date, sign and mail your Proxy Card as soon as possible!

Annual Meeting of Shareholders

APOGEE ENTERPRISES, INC.

June 25, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints RUSSELL HUFFER, JAMES S. PORTER and PATRICIA A. BEITHON as Proxies, each with the power to appoint his or her substitute, and hereby authorizes any one of them to represent and to vote, as designated on the reverse, all of the shares of Common Stock of Apogee Enterprises, Inc. (“Apogee”) held of record by the undersigned on May 2, 2008, at the Annual Meeting of Shareholders of Apogee to be held on June 25, 2008, or any adjournment thereof, and hereby revokes all former Proxies.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposals 1 and 2.

If you are a participant in the Apogee Employee Stock Purchase Plan, this card directs Mellon Investor Services LLC, as the Plan Administrator, to authorize Broadridge Financial Solutions, Inc. as the Proxy Agent, to vote, as designated on the reverse, all of the shares of Apogee Common Stock held of record in the Plan account. The Proxy Agent cannot vote the shares unless it receives timely direction from you.

If you are a participant in the Apogee 401(k) Retirement Plan, this card directs State Street Bank and Trust Company, as Trustee for the Plan, to vote, as designated on the reverse, all of the shares of Apogee Common Stock held of record in the Plan account. The Trustee will vote, with regard to the Plan, shares of Apogee Common Stock for which it has not received direction in the same proportion as directed shares are voted.

(Continued and to be signed on reverse side)

APOGEE ENTERPRISES, INC. 7900 XERXES AVENUE SUITE 1800 MINNEAPOLIS, MN 55431	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Apogee Enterprises, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Apogee Enterprises, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	APOGE1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

APOGEE ENTERPRISES, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Vote on Directors
1.	ELECTION OF DIRECTORS:	☐	☐	☐
Nominees:
	01)	ROBERT J. MARZEC - Class I Director
	02)	STEPHEN C. MITCHELL - Class I Director
	03)	DAVID E. WEISS - Class I Director

Vote on Proposal							For	Against	Abstain

2.	PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING FEBRUARY 28, 2009.						☐	☐	☐
3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly be brought before the meeting.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
Note:

Please sign exactly as your name appears to the right. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date